Exhibit 10.3

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

CSI ELECTRICAL CONTRACTORS, INC.,

EACH OF THE SELLER PARTIES NAMED HEREIN,

myr group INC., and

1912 INVESTMENT COMPANY

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EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form(s) of Lease Agreement(s)
Exhibit C	Sample Lookback Adjustment and ITD Profit Calculations
Exhibit D	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit E	Sample Calculations and Methodology of the Margin Bonus Payment, Cumulative Adjusted Revenue and Cumulative Adjusted Pre-Tax Income
Exhibit F	Clarifications, Exceptions and Adjustments to GAAP
Exhibit G	Sample Calculations of Net Asset Audit
Exhibit H	Calculation of Preliminary Net Asset Amount
Exhibit I	Certain Adjustments
Exhibit J	Form of Certification of Trust

DISCLOSURE SCHEDULES

Schedule 4.1	Organization and Qualification
Schedule 4.2	Capitalization
Schedule 4.3	No Conflict
Schedule 4.4	Compliance with Laws; Licenses
Schedule 4.5	Financial Statements
Schedule 4.6	No Undisclosed Liabilities
Schedule 4.8	Trade Receivables
Schedule 4.9	Sufficiency of Assets
Schedule 4.10	Absence of Certain Developments
Schedule 4.11	Assets of the Business
Schedule 4.12	Material Contracts
Schedule 4.13	Intellectual Property
Schedule 4.14	Employee Benefit Plans
Schedule 4.15	Employment and Labor Matters
Schedule 4.16	Litigation
Schedule 4.17(k)	Taxes
Schedule 4.18	Affiliate Transactions
Schedule 4.19(b)	Real Property
Schedule 4.20	Environmental, Health and Safety Matters
Schedule 4.21	Customers
Schedule 4.22	Bonds
Schedule 4.23	Insurance

OTHER SCHEDULES

Schedule 1.1	Permitted Liens
Schedule 2.1(a)	Conveyance of Acquired Assets
Schedule 2.2(a)(iii)	Excluded Assets
Schedule 2.3(a)	Assumed Liabilities
Schedule 2.5(c)	Indebtedness
Schedule 2.5(f)	Preliminary Balance Sheet
Schedule 3.2	Closing Deliveries of the Seller Parties
Schedule 6.1	Purchase Price Allocation
Schedule 6.8	Bonds in Progress
Schedule 6.13(a)	Liens to be Discharged
Schedule 8.18	Offered Employees

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 15, 2019, is by and among CSI Electrical Contractors, Inc., a California corporation (the “Seller”), MYR Group Inc., a Delaware corporation (the “Buyer”), Buyer Sub (as defined below), Steven M. Watts, in his individual capacity, Jayne L. Watts, in her individual capacity, and Steven M. Watts and Jayne L. Watts, as Trustees of the Watts Family Trust dated December 11, 2007 (collectively, the “Parties” and each, a “Party”).

PRELIMINARY STATEMENTS

A.                The Seller (including through the ownership and operation of the Acquired Assets) is engaged in the business of designing and installing commercial and industrial electrical systems, including power distributions systems, solar systems, lighting systems, grounding systems, security systems, communications systems, fire protection systems, power and communications systems, and instrumentation and control systems, including preconstruction, design assist, value engineering services and design services, and performing design-build projects (the “Business”).

B.                 The Seller desires to sell, assign, and transfer to the Buyer Sub, and the Buyer Sub desires to purchase, the Acquired Assets from the Seller; and the Buyer Sub desires to assume only the Assumed Liabilities and no other Liabilities.

AGREEMENT

Intending to be legally bound, the Parties agree as follows:

ARTICLE I
DEFINITIONS

“Accounting Firm” has the meaning set forth in Section 2.6(a).

“Acquired Assets” has the meaning set forth in Section 2.1(a).

“Affiliate” means, with respect to any Person at any time, another Person, directly or indirectly, through one or more intermediaries, controlled by, under common control with or which controls, such Person. A Person “controls” another Person if the controlling Person may (a) elect a majority of the directors of the controlled Person, or (b) direct or cause the direction of the management and policies of the controlled Person, whether through the ownership of voting securities (other than by way of security only), by Contract or otherwise, directly or indirectly.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or combined, consolidated or unitary group as defined under state, local or foreign income Tax Law, as applicable).

“Affiliate Real Property” has the meaning set forth in Section 3.2(a).

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Documents” has the meaning set forth in Section 3.3.

“Assumed Contracts” has the meaning set forth in Section 2.1(a)(v).

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Audited Closing Date Project Lookback Schedule” has the meaning set forth in Section 2.7(a).

“Audited Net Asset Amount” has the meaning set forth in Section 2.6(a).

“Average Pre-Tax Margin” shall be calculated as the Buyer Sub’s Cumulative Adjusted Pre-Tax Income for the Five Year Period, determined in accordance with GAAP, divided by the Buyer Sub’s Cumulative Adjusted Revenue for the Five Year Period.

“Base Salary” means the Key Employee’s base salary as in effect from time to time, as described in the Key Employee’s employment agreement.

“Benefit Plan” has the meaning set forth in Section 4.14(a).

“Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(i).

“Board” means the Board of Directors of Buyer Sub.

“Bonds” means the financial assurance instruments, including bonds and guarantees, entered into by any Seller Party or any Affiliate of any Seller Party issued for the benefit of the Business.

“Books and Records” means all books and records (whether in printed or electronic form), including all documents, files, lists (including Customer and supplier lists), correspondence (including sales, distribution and purchase correspondence), specifications, spec manuals, data, data models, reports (including Customer reports), surveys, plats, studies, invoices, ledgers, Customer financial data and information, drawings (including engineering drawings), architectural plans, creative materials, advertising and promotional materials, notebooks and logbooks, Tax Returns and Tax accrual work papers, and other printed or written materials, all original and duplicate copies of the foregoing and computer software and data in computer readable and human readable form used to maintain such books and records together with the media on which such software and data are stored and all documentation relating thereto.

“Business” has the meaning set forth in the Preliminary Statements.

“Business Day” means a weekday, other than a weekday on which banks located in the States of Illinois or California are required or allowed to close their offices.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Ancillary Documents” has the meaning set forth in Section 3.3.

“Buyer Benefit Plans” has the meaning set forth in Section 8.18.

“Buyer Claims” has the meaning set forth in Section 7.2(a).

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Buyer Parties” means, collectively, the Buyer and the Buyer Sub.

“Buyer Sub” means 1912 Investment Company, a Delaware corporation formed to acquire substantially all of the assets of Seller.

“Cause” shall, with respect to a Person, have the same meaning such term is given in such Person’s employment agreement, if any, or if such Person is not a party to such an agreement or if “Cause” is not defined in any such agreement to which such Person is a party, then “Cause” means: (a) a material breach by the Key Employee of Sections 6.3 or 6.11 of this Agreement (if applicable) or Sections 1, 3 or 9 of the Confidential Information, Inventions and Non-Solicitation Agreement between such Person and Buyer Sub (regarding non-competition, non-solicitation, confidentiality and “sole employment” obligations); (b) the Key Employee’s willful and material breach or violation of any written policies and procedures of Buyer or Buyer Sub (including any form of workplace harassment including sexual harassment or violence in the workplace); (c) the Key Employee’s excessive absenteeism which is not remedied within 30 days after the Key Employee’s receipt of written notice from the Buyer Sub; (d) the commission of a criminal act by the Key Employee against Buyer Sub, including fraud, theft, or misappropriation; (e) the conviction or plea of no contest or nolo contendere of the Key Employee for any felony or any misdemeanor that may result in a term of imprisonment greater than one year; or (f) the Key Employee’s failure or refusal to carry out, or comply with, in any material respect, any lawful directive of the Board consistent with the terms of the Key Employee’s employment agreement which is not remedied within 30 days after the Key Employee’s receipt of written notice from the Buyer Sub.

Notwithstanding the foregoing, the Key Employee shall not be deemed to have been terminated for Cause pursuant to this definition unless and until there shall have been delivered to the Key Employee a copy of a resolution duly adopted by the Board (not including for this purpose the Key Employee if the Key Employee is then a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice to the Key Employee and a reasonable opportunity for the Key Employee, together with the Key Employee’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Key Employee engaged in conduct set forth in the preceding paragraph.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Payment” has the meaning set forth in Section 2.5(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” has the meaning set forth in Section 4.15(c).

“Confidential Information” means information and data that remains in or comes into the possession of any Party in any form which is not generally known to the public or if generally available to the public, has not become so through any act or omission of the Party receiving relevant information or data or which could be harmful to any other Party (the “Protected Party”), the Acquired Assets (where any or all of the Buyer Parties are Protected Parties), or to the Excluded Assets (where any or all of the Seller Parties are Protected Parties), if disclosed to Persons other than the Protected Party. Such Confidential Information may exist in any form, tangible or intangible, or media (including any electronic media) and includes the following information of or relating to the Business, the Seller Parties or the Seller’s Customers or suppliers, trading partners or other Persons to which a Party has access or had access: (a) business, financial and strategic information, such as sales, cost, margin and earnings information and trends, bidding data and procedures, pricing policies, capital expenditure/investment plans and budgets, forecasts, acquisition targets and business development plans and strategies; (b) advertising, marketing and sales information, plans, programs, techniques, strategies, results and budgets, catalog, licensing or other arrangements, market research and forecasts and marketing and sales training and development techniques and materials; (c) services research and development activities, objectives, plans, data, budgets, results and schedules, marks, performance characteristics, sourcing information, drawings, designs, formulas, techniques, discoveries and inventions; (d) information about existing or prospective Customers or suppliers, such as Customer and supplier lists and contact information, Customer preference data, purchasing habits, authority levels and business methodologies, sales history, pricing, credit information and contract terms; (e) technical information, such as information technology systems and designs, capabilities, performance and plans, computer hardware, software, software development activities, methodologies (excluding standard industry practices and methodologies) and plans, Intellectual Property rights, assets and applications, and other design and performance data; (f) organizational and operational information, such as operating methods, personnel information and facilities or equipment information, methodologies and plans; and (g) any other information which would constitute a “trade secret” as that term is defined in the Uniform Trade Secrets Act, as amended from time to time. For the avoidance of doubt, Confidential Information shall not include information (i) that is in the public domain through no wrongful act of a Party, or (ii) that is independently acquired or developed by a Party after the Closing without reference to Confidential Information.

“Contract” means any written or legally binding oral contract, note, Bond, mortgage, indenture, agreement, license, lease, obligation, commitment, sales order (including delivery orders, purchase orders and change orders), blanket purchase agreement or other instrument or legally binding undertaking (whether express or implied).

“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Seller or (ii) which together with the Seller is treated as a single employer under Section 414(t) of the Code.

“CPR” has the meaning set forth in Section 8.16(b).

“Cumulative Adjusted Revenue” has the meaning set forth on Exhibit E.

“Cumulative Adjusted Pre-Tax Income” has the meaning set forth on Exhibit E.

“Current Trade Receivables” has the meaning set forth in Section 4.8.

“Customer Contract” means any Contract between the Seller and a Customer of the Seller under which the Seller does business with such Customer.

“Customer” means (a) any Person from which the Seller has, during the 12 months immediately preceding the Closing Date, directly or indirectly received payment in exchange for services as part of the Business, and (b) any Affiliate of any such Person.

“Disability” shall, with respect to a Person, have the same meaning such term is given in such Person’s employment agreement, if any, or if such Person is not a party to such an agreement or if “Disability” is not defined in any such agreement to which such Person is a party, then “Disability” means that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, the Key Employee is unable to engage in any substantial gainful activity or is receiving income replacement benefits under an accident and health benefit plan covering employees of the Buyer Sub for a period of not less than three months.

“Eight Month Project Lookback Schedule” has the meaning set forth in Section 2.7(b).

“Employment Agreements” has the meaning set forth in Section 3.2(p).

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality, including any material or substance used in the physical structure of any building or improvement.

“Environmental Claim” means any notice, claim, demand, action, suit, complaint, proceeding or communication by any Governmental Entity or other Person alleging Liability or potential Liability for an Environmental Condition at the Facilities.

“Environmental Condition” means (a) any Environmental contamination or pollution or threatened contamination or pollution arising out of any Release or threatened Release of Hazardous Materials at the Facilities, that could reasonably be expected to form the basis for any Environmental Claim against the Seller Parties, (b) any other circumstance or condition that could reasonably be expected to give rise to any violation or alleged violation (relating to the pre-Closing period) of any Environmental Law or Environmental Permit or any Liability or potential Liability under any Environmental Law that would reasonably be expected to form the basis for any Environmental Claim against the Seller Parties, or Liabilities under any Environmental Laws of any third party that the Seller Parties have assumed, contractually or by operation of applicable Law, in each such case to the extent arising out of events or conditions existing or occurring on or before the Closing Date, or (c) any breach of any representation or warranty set forth in Section 4.20.

“Environmental Laws” means the common law and all applicable federal, state, local and foreign Laws relating in any manner to contamination, pollution or protection of human health, natural resources or the Environment including: the Clean Air Act, as amended, U.S.C. §§ 7401 et seq.; the Clean Water Act, as amended, 33 U.S.C. §§ 1251 et seq.; CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 11001 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. §§ 136 et seq.; and any applicable state and local Laws, in each case as in effect prior to as of the Closing Date, regulating the same subject matter as the aforementioned Laws.

“Environmental Permit” means any License issued pursuant to Environmental Laws.

“Environmental Reports” means all documents, records, reports and information in any Seller Party’s possession or control concerning Environmental Conditions, including previously conducted environmental site assessments, compliance audits, asbestos surveys and documents regarding any Release of Hazardous Material at, upon or from any property currently or formerly owned, leased, used by or operated upon by the Seller Parties, and written notices and correspondence to or from any Governmental Entity in the possession or control of the Seller Parties in connection with any Environmental Conditions or current or planned Remedial Action with respect to the Seller, the Business, or the Real Property (including the Facilities).

“Equity Interests” has the meaning set forth in Section 4.2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means the escrow account established by the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the Escrow Agreement by and among the Buyer, the Seller, and the Escrow Agent, in the form attached hereto as Exhibit A.

“Escrow Amount” means an amount equal to 15% of the sum of the following: the Premium plus the Preliminary Net Asset Amount.

“Excluded Assets” has the meaning set forth in Section 2.2(a).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Facilities” means any property currently or formerly owned, operated or leased by the Seller or any predecessor-in-interest, and any job site or off-site treatment, storage or disposal facilities used by the Seller or any predecessor-in-interest.

“Final Escrow Distribution Date” has the meaning set forth in Section 2.9.

“Financial Statements” has the meaning set forth in Section 4.5(a).

“First Escrow Distribution Date” has the meaning set forth in Section 2.9.

“Five Year Period” has the meaning set forth in Section 2.8(a).

“FLSA” has the meaning set forth in Section 4.15(e)(i).

“Form Subcontractor Contracts” has the meaning set forth in Section 4.12(e).

“Form Supply Contracts” has the meaning set forth in Section 4.12(e).

“Fraud” means, with respect to a Party, any fraud or intentional misrepresentation made by such Party or any of such Party’s representatives relating to the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

“Fraud Claims” has the meaning set forth in Section 7.1.

“Fundamental Representations” means the Seller Representing Parties’ representations in Sections 4.1 (Organization), 4.2 (Capitalization), 4.3 (No Conflict), 4.9 (Sufficiency of Assets), 4.11(a) (Title to Assets), and 4.17 (Taxes).

“GAAP” means generally accepted accounting principles in the United States, consistently applied and subject to and as modified by the clarifications, exceptions and adjustments set forth on Exhibit F. For the avoidance of doubt, all references to GAAP herein shall be deemed to mean GAAP as modified by such clarifications, exceptions and adjustments.

“Geographic Area” means the following counties in the State of California: Marin, San Mateo, Santa Cruz, Santa Clara, Contra Costa, Alameda, San Joaquin, Stanislaus, Merced, Madera, Fresno, San Benito, Monterey, Kings, Tulare, San Luis Obispo, Kern, Santa Barbara, Ventura, Los Angeles, San Bernardino, Riverside, San Diego, Orange and Imperial Counties.

“Good Reason” shall, with respect to a Person, have the same meaning such term is given in such Person’s employment agreement, if any, or if such Person is not a party to such an agreement or if “Good Reason” is not defined in any such agreement to which such Person is a party, then “Good Reason” means: (a) a reduction of the Key Employee’s Base Salary without the Key Employee’s prior written consent; (b) the relocation (without the Key Employee’s prior written consent) of the Key Employee’s primary work site to a location greater than 50 miles from the Key Employee’s work site as of the Closing Date; (c) a material reduction of the Key Employee’s duties (without the Key Employee’s prior written consent) from those in effect as of the Closing Date or as subsequently agreed to by the Key Employee; (d) Buyer Sub has created, or has allowed the continuance of, a hostile work environment for the Key Employee; or (e) any other material breach by Buyer Sub of a material provision of such Key Employee’s employment agreement.

Notwithstanding the foregoing, the Key Employee may not resign employment for Good Reason unless: (i) the Key Employee provides Buyer Sub with at least 30 days prior written notice of the Buyer Sub having taken the actions described in the preceding paragraph (which notice must be provided within 90 days following the occurrence of the event(s) purported to constitute Good Reason); (ii) the Buyer Sub has not remedied the alleged violation(s) within the 30 day period; and (iii) the Key Employee’s resignation becomes effective no later than 120 days following the first occurrence of the event(s) purported to constitute Good Reason.

“Government Bid” means any offer made by the Seller prior to the Closing Date which, if accepted, would result in a Government Contract.

“Government Contract” means any Contract, including prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between the Seller, on the one hand, and (a) any Governmental Entity, (b) any prime contractor of a Governmental Entity in his, her or its capacity as a prime contractor, or (c) any subcontractor at any tier with respect to any Contract of a type described in clauses (a) or (b) above, on the other hand.

“Governmental Entity” means any government or governmental or regulatory entity, body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof or any other entity exercising executive, legislative, judicial, regulatory or administrative functions or pertaining to government, including any department, board, commission, court or tribunal.

“Hazardous Material” means any pollutant, contaminant, chemical, material, substance, waste or constituent subject to regulation under, or which can give rise to an Environmental Claim.

“Indebtedness” means (a) all indebtedness for money borrowed, whether short term or long term, (b) all indebtedness evidenced by notes, debentures, Bonds or other similar instruments, (c) all obligations issued or assumed for the deferred purchase price of property or services (but excluding accounts payable arising in the Ordinary Course of Business), (d) all guarantees and obligations secured by a Lien (other than a Permitted Lien), (e) amounts due under any future derivative, swap, collar, put, call, forward purchase or sale transaction, fixed price Contract or other agreement that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in interest rates, currencies basis risk or the price of commodities, (f) all obligations for the reimbursement of any obligor on any letter of credit or similar credit transaction servicing obligations of a Person or of a type described in clauses (a), (b), (c), (d) and (e) above and (g) and (h) below, (g) all obligations to pay rent or other amounts under any lease of real property or personal property which obligations are required to be classified and accounted for as capital leases in accordance with GAAP, and the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP, (h) all guarantees of obligations of the type referred to in clauses (a) through (g) of other Persons, and (i) all interest, fees and other expenses owed with respect to indebtedness described in clauses (a) through (h). Notwithstanding anything herein to the contrary, for the avoidance of doubt, “Indebtedness” shall not include any Liabilities of Seller for any Multiemployer Pension Plans.

“Indemnified Party” means each of the Buyer Indemnified Parties and Seller Indemnified Parties.

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Insurance Policies” has the meaning set forth in Section 4.23.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (a) all United States and foreign patents and applications therefor, and all reissues, divisions, renewals, re-examinations, extensions, provisional applications, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, processes, formulas, plans, ideas, concepts, manufacturing, engineering and other manuals and drawings, Customer and supplier lists and similar data and information, and all other confidential or proprietary technical and business information; (c) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world; (d) all mask works, mask work registrations and applications therefor; (e) all industrial designs and any registrations and applications therefor throughout the world; (f) all trademarks, service marks, trade names, trade dress, logos, slogans, and all other devices used to identify any service or business of the Seller whether registered, unregistered or at common law, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (g) all databases and data collections and all rights therein (whether registered or unregistered and including applications for the registration of any such thing) throughout the world; (h) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites, domain names and social media handles; (i) any similar, corresponding or equivalent intellectual property rights to any of the foregoing that may subsist anywhere in the world, and (j) all documentation related to any of the foregoing.

“IRS” means the Internal Revenue Service.

“IT Assets” means computer systems, networks, hardware, routers, hubs, switches, data communication lines and other information technology equipment.

“ITD Profit” means the inception to date profit recognized on a Customer Contract. ITD Profit is calculated in accordance with GAAP by taking the revenues recognized on a percent complete basis as of a measurement date (based upon the estimated total contract revenues at completion and the total estimated contract costs at completion), minus actual costs incurred as of that same measurement date, minus any accrued losses if the Customer Contract is in a loss position. This definition and the ITD Profit shall be interpreted and calculated consistently with the example set forth on Exhibit C.

“Key Employee” means the individuals set forth in Section I(c) of Exhibit I.

“Laws” means any federal, state, local, municipal or foreign law, constitutional provision, statute, rule, regulation, ordinance, principle of common law, License, Order, award, or judgment of any Governmental Entity.

“Leased Premises” has the meaning set forth in Section 4.19(b).

“Leases” means those real property leases described on Schedule 4.19(b).

“Lease Assignments” has the meaning set forth in Section 3.2(o).

“Legal Proceeding” means any action, complaint, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceedings), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Entity or any arbitrator or arbitration panel.

“Liability” and collectively “Liabilities” means any debt, liability, guarantee, assurance, commitment or obligation, whether known or unknown, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, asserted or unasserted, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto.

“License” means all Governmental Entity approvals, authorizations, certifications, consents, variances, permissions, licenses, construction licenses, contractor licenses, Orders, registrations, qualifications, permits and filings applicable to the Seller, the Business or the ownership and operation of the Acquired Assets.

“Liens” means any mortgage, lien, pledge, hypothecation, title defect (solely with respect to the Acquired Assets and not with respect to the Leased Premises), title retention agreement, ownership interest of another Person, option, charge, license, claim, encumbrance or other restriction or limitation, including restrictions on transferability or rights of first refusal other than (a) liens for current Taxes, assessments or other governmental charges not yet due and payable and (b) warehouse, mechanic’s and materialman’s liens imposed by applicable Law with respect to amounts not yet due and payable.

“Lookback Date” has the meaning set forth in Section 2.7(b).

“Losses” means any loss, cost, liability (including any liabilities arising from any shutdown or suspension of operations), damage, fine, judgment, sanction, penalty, fee, assessment, charge, judgment, Tax, award or expense (including reasonable legal and other professional fees and expenses) whether contractual, tortious, statutory or otherwise, that are suffered, sustained, paid or incurred by a Person and including interest, reasonable attorneys’ fees, administrative costs and duties, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing and including such fees incurred in connection with the enforcement of any right under this Agreement; provided, however, Losses does not include punitive damages except to the extent found by a court of competent jurisdiction to be owed to a third Person.

“Margin Bonus Payment” has the meaning set forth in Section 2.8(a).

“Margin Bonus Period” means the period from the Closing Date until the earlier of (a) the expiration of the Five Year Period and (b) the date on which Steven Watts’s employment with the Buyer Sub is terminated by Buyer Sub for Cause or by Steven Watts without Good Reason (but excluding, for the avoidance of any doubt, due to termination due to death or Disability of Steven Watts).

“Material Adverse Effect” means any event, fact, condition, change, circumstance, occurrence or effect which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects has had, or would reasonably be expected to have, (a) a material adverse effect on the condition (financial or otherwise), operations, results of operations, assets or Liabilities of the Seller or the Business, or (b) the effect of preventing, materially delaying, making illegal or otherwise materially interfering with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents; provided, however, that changes or effects that are caused by any of the following circumstances or events shall not be considered a Material Adverse Effect and shall not be taken into account in determining whether there has been or will be a Material Adverse Effect: (i) the announcement of the transactions contemplated by this Agreement or any action required by this Agreement; (ii) conditions affecting the industries or markets (or segments thereof) in which the Seller participates as a whole, the U.S. economy as a whole, or foreign economies; (iii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iv) conditions in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (v) changes in applicable Laws or accounting rules, including GAAP; (vi) earthquakes, hurricanes, floods, or other natural disasters; or (vii) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), provided that, in the case of clauses (ii) – (v) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects the Seller as compared to other Persons or businesses that operate in the industry in which the Seller operates, then the disproportionate aspect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Material Adverse Effect has occurred or will occur.

“Material Contract” has the meaning set forth in Section 4.12(a).

“Mediation” has the meaning set forth in Section 8.16(b).

“Multiemployer Pension Plan” means a “Multiemployer Pension Plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code.

“Multiemployer Pension Plan Liability” mean any Liability of the Seller arising from or related to any Multiemployer Pension Plan, including any withdrawal Liability in connection with the transactions contemplated herein and any Liability related to the sufficiency of any Multiemployer Pension Plan’s funding.

“Net Asset Amount” means the total assets included in the Acquired Assets minus the Assumed Liabilities of the Seller, determined in accordance with GAAP.

“Net Asset Audit” has the meaning set forth in Section 2.6(a) as the audit procedure is further described on Exhibit G.

“Net Asset Audit Date” has the meaning set forth in Section 2.6(a).

“Net Asset Maximum” means the Preliminary Net Asset Amount, plus $100,000.

“Net Asset Minimum” means the Preliminary Net Asset Amount, minus $100,000.

“Non-Assignable Contracts” means any Contract, Lease or License, which (i) is not assignable without the consent of a third party, (ii) if such consent has not been obtained, and (iii) assignment or attempted assignment would otherwise constitute a breach of that Contract, Lease or License or otherwise be ineffective without such consent.

“Offered Employees” has the meaning set forth in Section 8.18.

“Orders” means any binding order, award, decision, injunction, judgment, decree, ruling, subpoena, writ, assessment, verdict or arbitration award entered, issued, made or rendered by any Governmental Entity.

“Ordinary Course of Business” means actions that (a) are consistent in nature, scope and magnitude (including with respect to quantity and frequency) with the Seller’s past customs and practices and are taken in the ordinary and usual course of the Seller’s normal, day-to-day operations, (b) do not result from, arise out of, relate to, and were not caused by, any breach of Contract, breach of warranty, tort, infringement, or violation of Law, and (c) do not require shareholder approval under applicable Laws; provided, however, that minor payment delays or the failure to timely pay payables that are the subject of a bona fide dispute shall not constitute operating outside of the Ordinary Course of Business for purposes of this Agreement.

“Organizational Documents” has the meaning set forth in Section 4.1(d).

“OSH Act” has the meaning set forth in Section 4.15(e)(vi).

“OSHA” has the meaning set forth in Section 4.15(e)(vi).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Passive Portfolio Investment” means an investment of less than 1% of any class of securities of a Person that is engaged in the Business and that is traded on any public exchange, including the New York Stock Exchange and NASDAQ Stock Market.

“Permitted Liens” means (a) Liens for Taxes (i) not yet due or delinquent or (ii) as to which there is a good faith dispute and for which there are adequate reserves on the financial statements of the Seller, (b) inchoate materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens arising in the usual, regular and Ordinary Course of Business and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings and which there are adequate reserves on the financial statements of the Seller, (c) Liens arising under workers’ compensation, unemployment insurance, social security, retirement or similar legislation, (d) easements, rights of way, zoning ordinances, deeds of trust, mortgages, and other similar encumbrances or restrictions, and any other matters affecting lessor’s title to the Real Property as shown on any title report or survey, (e) statutory Liens in favor of lessors arising in connection with any Real Property that, individually or in the aggregate, are not material and do not materially interfere with the use or possession by the Seller of the Real Property, (f) rights of licensors of off-the-shelf software relating to the ownership of such off-the-shelf software, (g) transfer restrictions under the Non-Assignable Contracts, (h) all capital leases being assumed by Buyer Sub pursuant to this Agreement, and (i) Liens set forth on Schedule 1.1.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity.

“Preliminary Accounting Date” means May 31, 2019 (the month end for which the Seller has prepared and delivered month end financial data to the Buyer and that the Buyer has agreed will be the month end financial data used for preparation of the Preliminary Balance Sheet).

“Preliminary Accounting Date Project Lookback Schedule” has the meaning set forth in Section 4.12(a)(i).

“Preliminary Balance Sheet” has the meaning set forth in Section 2.5(f).

“Preliminary Net Asset Amount” means the Net Asset Amount included on the Preliminary Balance Sheet, as of the Preliminary Accounting Date, as further adjusted in accordance with Exhibit H, as determined by the Seller and as agreed to by the Buyer. A calculation of the Preliminary Net Asset Amount is set forth on Exhibit H.

“Premium” has the meaning set forth in Section 2.5(a).

“Property” has the meaning set forth in Section 4.20(d).

“Purchase Price” has the meaning set forth in Section 2.5(a).

“Purchase Price Allocation” has the meaning set forth in Section 6.1(a).

“Real Property” means, collectively, the Leased Premises and any real property owned by S.M.W. Properties, LLC that will be leased to Buyer Sub pursuant to the lease(s) attached as Exhibit B hereto.

“Registered Intellectual Property” means all United States, international and foreign: (a) patents, patent applications (including provisional applications); (b) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (c) registered copyrights and applications for copyright registration; (d) mask work registrations and applications for mask works registration; and (e) any other Seller Intellectual Property, including domain names and social media handles, that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Entity.

“Release” means any releasing, spilling, seeping, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Materials into the Environment (including the abandonment or discarding of barrels, containers, tanks or other receptacles containing Hazardous Materials).

“Remedial Action” means all actions required of the Seller by any Environmental Law or any Governmental Entity under any Environmental Law or by any lessor of any Leased Premises to: (a) clean up, remove, treat, abate or in any other way address any Environmental Condition; (b) prevent the Release or threat of Release or minimize the further Release of any Hazardous Materials so that it does not migrate or endanger or threaten to endanger human health or the Environment; or (c) perform pre-remedial studies and investigations in connection with any Release or threatened Release.

“Requisite Licenses” has the meaning set forth in Section 2.11(b).

“Restricted Persons” means each of the Seller, Steven Watts, in his individual capacity, and the Trustees (on behalf of the Trust).

“Seller” has the meaning set forth in the Preamble.

“Seller Ancillary Documents” has the meaning set forth in Section 3.2.

“Seller Claims” has the meaning set forth in Section 7.3(a).

“Seller Indemnified Parties” has the meaning set forth in Section 7.3(a).

“Seller Intellectual Property” means any Intellectual Property that is owned by or exclusively licensed to the Seller.

“Seller IT Assets” means all IT Assets used by, for or on behalf of the Seller in connection with the Business.

“Seller Parties” means, collectively, the Seller, Steven M. Watts, in his individual capacity, Jayne L. Watts, in her individual capacity, and Steven M. Watts and Jayne L. Watts, as Trustees of the Watts Family Trust dated December 11, 2007.

“Seller Representing Parties” means, collectively, the Seller, Steven M. Watts, in his individual capacity, and Steven M. Watts and Jayne L. Watts, as Trustees of the Watts Family Trust dated December 11, 2007.

“Seller Registered Intellectual Property” has the meaning set forth in Section 4.13(a).

“Seller’s Knowledge” means the actual knowledge of Steven Watts, Paul Pica, Richard Yauney, and Gene Acosta and the knowledge such person would reasonably be expected to obtain following a reasonable inquiry, provided that such obligation of reasonable inquiry does not include any obligation to make inquiry of employees who have not been informed of the transactions contemplated by this Agreement (other than an inquiry of direct reports at the corporate management level as to a particular subject matter within their duties, provided that such inquiry does not require a disclosure of the transactions contemplated by this Agreement) or to procure any third party inspections or reports.

“Services” means all services (a) marketed, licensed, sold or otherwise provided or distributed by the Seller in the past three years, or (b) currently under contract or development by the Seller.

“Software Licenses” has the meaning set forth in Section 2.1(a)(ix).

“Specified Assets” means real property, vehicles, equipment and other tangible assets, in each case with a book value in excess of $10,000; provided, that Specified Assets shall not include IT Assets, cash, cash management assets and assets related to back-office operations.

“Subsidiary” means with respect to any Person, any other Person of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of or otherwise exert control over such other Person, are owned, directly or indirectly, by such first Person.

“Tax” or “Taxes” means any U.S. federal, state, local or foreign income, gross receipts, gross margins, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, registration, value added, excise, natural resources, entertainment, amusement, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, ad valorem, capital stock, social security, unemployment, disability, payroll, license, employment tax, or other tax, of any kind whatsoever, including any Liability under state abandonment or unclaimed property, escheat or similar Law, together with any interest, penalties or additions to Tax imposed by Tax Laws; the foregoing will include any transferee, successor or secondary Liability for a Tax and any Liability for Taxes assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).

“Tax Authority” means any Governmental Entity having the power to regulate, impose or collect Taxes, including the IRS and any state or local Department of Revenue.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax, and including any return, schedule or attachment of an Affiliated Group and any amendments thereto.

“Third Party Claim” has the meaning set forth in Section 7.4(a).

“Third Party Recovery Sources” has the meaning set forth in Section 7.8.

“Transaction Expenses” means the aggregate amount of (a) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred by the Seller Parties which the Seller Parties are obligated to pay pursuant to the terms of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, in each instance to the extent not paid by the Seller Parties before the Closing, and (b) all bonuses or other payments (regardless of form), excluding (x) the Margin Bonus Payments contemplated in Section 2.8 of this Agreement, (y) payments under clause (a) paid or payable by the Seller Parties to their officers, managers, employees, consultants or any third party as a result of the consummation of the transactions contemplated by this Agreement and based on Contracts or agreements in effect as of the Closing Date (e.g., bonuses and other payments paid or payable on or after the Closing Date that are expressly conditioned upon the consummation of the transactions contemplated hereby or otherwise expressly become payable upon the fulfillment or happening of both (i) the consummation of the transactions contemplated hereby and (ii) any other contingency after the Closing Date), and (z) the employer portion of any payroll, social security, unemployment or similar Taxes owed in connection with the payments previously described under clause (b). Transaction Expenses shall not include Transfer Taxes as defined in Section 6.1(e).

“Transfer Taxes” has the meaning set forth in Section 6.1(e).

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“Trust” means the Watts Family Trust dated December 11, 2007.

“Trustees” means Steven M. Watts and Jayne L. Watts, in their capacity as Trustees of the Trust.

“Unexecuted Change Orders” means change orders that are unexecuted by a Customer and are accounted for in accordance with Exhibit E.

“WARN Act” has the meaning set forth in Section 4.15(e)(viii).

ARTICLE II
SALE AND PURCHASE

Section 2.1             Conveyance of Acquired Assets.

(a)               At the Closing, the Buyer Sub shall and hereby does purchase from the Seller Parties, and the Seller Parties shall and hereby do sell, transfer, convey and deliver to the Buyer Sub, (i) all of the Seller’s assets, properties, rights and interests, wherever located, as of the Closing Date, and (ii) all other properties, rights and interests of the Seller Parties necessary to operate the Business in the manner currently conducted by the Seller and as conducted by the Seller in the year preceding the date hereof (the “Acquired Assets”), other than the Excluded Assets, including the following:

(i)                 all Current Trade Receivables that remain uncollected as of the Closing Date, including those listed on Schedule 4.8, notes receivable (other than the Excluded Assets), commissions, and other receivables and rights to payment of Seller;

(ii)              all materials and supplies, manufactured and purchased parts, finished goods, goods in transit and other items of inventory;

(iii)            all work-in-process;

(iv)             all machinery, equipment, furniture, fixtures, vehicles, tooling, and other tangible personal property used to conduct the Business, including those listed on Schedule 2.1(a)(iv);

(v)               all executory Contracts (the “Assumed Contracts”), including those listed on Schedules 4.12(a)(i) through 4.12(a)(x);

(vi)             with respect to any Customer Contract, (1) all costs and estimated earnings in excess of related billings on jobs in progress (underbillings), including those listed on Schedule 4.12(a)(i), and (2) the Customer relationship associated therewith;

(vii)          all Seller’s rights under the Leases;

(viii)        all Seller Intellectual Property, including the Intellectual Property listed in Schedule 4.13;

(ix)             (1) the Seller’s software licenses and license agreements, including those listed on Schedule 2.1(a)(ix)(1) (the “Software Licenses”), and (2) the internet domain names listed on Schedule 2.1(a)(ix)(2);

(x)               all rights under or pursuant to all warranties, representations and guaranties made by suppliers;

(xi)             all claims, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment of any kind;

(xii)          all Licenses, provided, with respect to any Licenses issued by any Governmental Entity, only to the extent assignable to Buyer Sub;

(xiii)        all advertising, marketing and promotional materials, all archival materials and all other printed or written materials;

(xiv)         all deposits, prepaid expenses;

(xv)           all Books and Records used in the Business;

(xvi)         all insurance benefits, including rights and proceeds, to the extent arising from or relating to the Acquired Assets or the Assumed Liabilities following the Closing;

(xvii)      all other assets, properties, rights and interests used by Seller in the Business;

(xviii)    all legal and trade names used by the Seller;

(xix)         the goodwill of the Business;

(xx)           all advances to employees;

(xxi)         all Customer lists and Customer relationships;

(xxii)      the personnel files of employees hired by Buyer Sub and all Books and Records to the extent related to the Acquired Assets and Assumed Liabilities, other than any other Books and Records which Seller is prohibited from disclosing or transferring to Buyer under applicable Laws and is required by applicable Laws to retain;

(xxiii)    all leasehold improvements and fixtures, to the extent of the Seller’s interest therein; and

(xxiv)     all leasehold improvements and fixtures under the lease agreements and amendments thereto attached as Exhibit B for the Affiliate Real Property.

(b)               The amounts of the Acquired Assets included in the Preliminary Balance Sheet used to determine the Closing Payment shall be updated to reflect the amounts of the Acquired Assets as of the Closing Date as determined by the Net Asset Audit.

Section 2.2             Excluded Assets.

(a)               The following assets of the Seller are not included in the Acquired Assets (the “Excluded Assets”):

(i)                 corporate minute books and stock record books, corporate seal, organizational documents, stock transfer books, and other documents relating solely to the organization, maintenance and existence of the Seller;

(ii)              shares and securities of capital stock;

(iii)            all assets listed on Schedule 2.2(a)(iii), which shall include receivables associated with any loans by the Seller to the Seller’s current or former shareholders and/or employees;

(iv)             all the Seller’s bank accounts;

(v)               cash and cash equivalents;

(vi)             mutual funds, money market funds, bonds and similar investments;

(vii)          all refunds or credits of Taxes (x) relating to the Business or the Acquired Assets with respect to any period or portion thereof ending prior to the Closing Date, and (y) of Seller for any period;

(viii)        all abandoned or unclaimed property reportable under any state or local unclaimed property, escheat or similar Law where the dormancy period elapsed prior to the Closing Date;

(ix)             investments in Affiliates;

(x)               land, buildings, and improvements (other than those described in Sections 2.1(a)(xxiii) and 2.1(a)(xxiv)) that the Seller or any of its Affiliates owns, operates or invests in (excluding interests of the lessee in the Leased Premises);

(xi)             all claims, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment of any kind to the extent related to the Excluded Liabilities;

(xii)          any life and/or key person and similar insurance policies on the life of any employee or current or former equityholder of the Seller, other than those life insurance policies offered to all employees by the Buyer Parties as part of the employee benefits package, all “tail” insurance policies maintained post-Closing by Seller, and all other insurance policies of Seller and all rights to applicable claims and proceeds thereunder arising from or related to the Business prior to the Closing;

(xiii)        Benefit Plans, including 401(k) and profit sharing plans;

(xiv)         luxury vehicles or other assets that are not used in the Ordinary Course of Business;

(xv)           Tax Returns and all Tax accrued payments to the extent such Tax Returns and Tax accrued payments relate to the Taxes of the Seller;

(xvi)         all employee-related or employee benefit-related files or records and any other Books and Records which Seller is prohibited from disclosing or transferring to Buyer under applicable Laws and is required by applicable Laws to retain, and all Books and Records to the extent related to the Excluded Assets and Excluded Liabilities;

(xvii)      attorney-client communications between Seller Parties and their attorneys, other communications between Seller Parties and their other advisors, and any and all attorney work product, in each case related to the transactions contemplated by this Agreement or otherwise in connection with the sale of the Acquired Assets;

(xviii)    the rights which accrue or will accrue to Seller under this Agreement or any of the other agreements, documents or instruments entered into in connection with this Agreement; and

(xix)         all amounts due to any Seller Party as a stockholder of Seller as presented in the Preliminary Balance Sheet.

In the event that a Buyer Party has or obtains possession of or control over any Excluded Asset subsequent to Closing, such Buyer Party shall promptly deliver such Excluded Asset to the Seller. For the avoidance of doubt, no Seller Party is selling, conveying, assigning, transferring and/or delivering any of its ownership interest in the Seller.

Section 2.3             Assumed Liabilities.

(a)               At the Closing, the Buyer Sub shall and hereby does expressly assume the following, and only the following, Liabilities of the Seller as of the Closing Date (the “Assumed Liabilities”):

(i)                 accounts payable of the Seller incurred in the Ordinary Course of Business, including those listed on Schedule 2.3(a)(i);

(ii)              non-Tax related accrued expenses of the Seller that represent current obligations incurred in the Ordinary Course of Business, including those listed on Schedule 2.3(a)(ii);

(iii)            with respect to any Customer Contract, all billings in excess of costs and estimated earnings on jobs in progress (overbillings), including those listed on Schedule 4.12(a)(i);

(iv)             Taxes that represent current obligations incurred in the Ordinary Course of Business, including those listed on Schedule 2.3(a)(iv);

(v)               Liabilities incurred by Buyer Sub that may arise through Buyer Sub’s performance of Non-Assignable Contracts on or after the Closing Date; and

(vi)             Liabilities arising under the Assumed Contracts on or after the Closing Date; and

(vii)          Liabilities for contributions to the Multiemployer Pension Plan(s) identified on Schedule 4.14(c) to which Seller has an obligation to make contributions immediately prior to the Closing Date; provided, that notwithstanding anything in this subsection (vii), Buyer Sub is under no obligation to make contributions to any Multiemployer Pension Plan where Buyer is not performing work on or after the Closing Date, except as identified in Section 6.10.

(b)               The amounts of the Assumed Liabilities included in the Preliminary Balance Sheet used to determine the Closing Payment shall be updated to reflect the amounts of the Assumed Liabilities as of the Closing Date as determined by the Net Asset Audit.

Section 2.4             Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement or any of the Schedules attached hereto, the Seller Parties shall retain all Liabilities of the Seller Parties and their respective Affiliates following the Closing other than the Assumed Liabilities. Without limiting the generality of the foregoing, the Buyer Parties shall not assume or be liable for any of the following Liabilities of the Seller Parties whatsoever, following the Closing, other than the Assumed Liabilities (the “Excluded Liabilities”):

(a)               (i) all Liabilities for any Tax arising out of or relating to the Acquired Assets or the Seller’s operation or conduct of the Business, in each instance prior to the Closing Date, and in each case including any obligation arising prior to the Closing Date to indemnify or otherwise assume or succeed to the Tax Liability of any other Person, and (ii) all Liabilities for Taxes of the Seller Parties;

(b)               all Indebtedness of the Seller Parties (other than capital leases to be assumed by Buyer Sub at Closing and obligations secured by Permitted Liens described in clause (i) in the definition of Permitted Liens);

(c)               all Transaction Expenses;

(d)               all Liabilities in connection with, or arising out of, the operation of the Business by the Seller Parties (or any other business of the Seller Parties) prior to the Closing Date, or the ownership, possession, use, operation or sale or other disposition prior to the Closing Date of any of the Acquired Assets (or any other assets, properties, rights or interests owned by or licensed to the Seller Parties), at any time prior to the Closing Date;

(e)               all Liabilities in respect of the Assumed Contracts or Non-Assignable Contracts that arise in connection with, or arising out of, the operation of the Business by the Seller Parties (or any other business of the Seller Parties) prior to the Closing Date;

(f)                all Liabilities arising prior to the Closing Date to any current or former employees, officers, directors, managers, independent contractors or consultants of the Seller, or any predecessors-in-interest to the Seller or any of its Affiliates, or to any such Person’s spouses, children, other dependents or beneficiaries, including all Liabilities arising:

(i)                 under any Benefit Plan or any other employee benefit plan, program or arrangement that is sponsored or maintained by the Seller or by any member of the Controlled Group;

(ii)              under any federal, state or local labor, employment, wage, hour restriction, equal pay, equal employment opportunity, family or medical leave, employment discrimination, affirmative action, fair employment practices, plant closing or immigration and naturalization Laws;

(iii)            under any Collective Bargaining Agreements, settlement agreements, understandings, arrangements, grievances, arbitrations or other labor proceedings;

(iv)             under any workers’ compensation, health, accident, disability of safety Laws or in connection with any workers’ compensation or any other employee health, accident, disability or safety claims;

(v)               under any Multiemployer Pension Plan (including any such Liabilities that arise as a consequence of the transaction contemplated by this Agreement), unless such Liability arises as a result of Buyer Sub failing to comply with Section 6.10;

(vi)             in connection with any severance agreement or stock redemption agreement; and

(vii)          in connection with any life and/or key person and similar insurance policies on the life of any employee or equityholder of the Seller, other than those life insurance policies offered to all employees as part of the employee benefits package.

(g)               all Liabilities relating to the businesses of the Seller Parties (including the Business) or the Acquired Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Seller Parties or the Acquired Assets), to the extent attributable to events or conditions occurring or existing prior to the Closing Date and connected with, arising out of or relating to (i) any dispute for services rendered, including workmanship warranty claims (except as set out in Section 6.4) and product liability claims, contractual warranty claims, and claims for refunds, returns, personal injury and property damage, including any of the foregoing pertaining to Liabilities under Contracts entered into by the Seller doing business under any other name, (ii) any noncompliance with or Liability under any Environmental Laws, (iii) claims relating to employee health and safety, including claims for injury, sickness, disease or death of any Person, (iv) any Multiemployer Pension Plan or (v) compliance with any Laws relating to any of the foregoing;

(h)               all Liabilities in connection with, or arising out of, any claim made against a Bond (including those written on an Assumed Contract) in connection with work completed prior to the Closing, whether such claim is made before, on, or after the Closing Date;

(i)                 all Liabilities of the Seller Parties (i) in connection with life insurance, health and welfare insurance, or any other insurance policies covering such Persons, including Liabilities arising under any Benefit Plan, (ii) all tax matching Liabilities in connection with U.S. Social Security, unemployment and Medicare Laws (except for and excluding those Liabilities incurred on or after the Closing with respect to such Persons who are employed by the Buyer Sub or an Affiliate of the Buyer Sub), and (iii) all Liabilities for personal expenses, including vehicle, maintenance, cell phone, television, donation and entertainment expenses, and Liabilities for any professional services received by such Persons in a personal capacity (including personal tax return preparation services);

(j)                 all related party loans to any Person, including the related party loans set out in Schedule 4.18;

(k)               all amounts due to the Seller’s stockholders or former stockholders as presented in the Preliminary Balance Sheet, and any Liabilities associated thereby;

(l)                 all Liabilities in connection with or arising out of any Excluded Assets;

(m)             all sales taxes due to any Governmental Entity in connection with or arising out of the sale of the Business pursuant to this Agreement; and

(n)               all Liabilities in connection with, or arising out of, deductibles, retention and other self-insured amounts and security, collateral, Bonds, and/or letters of credit for any and all claims to the extent attributable to events or conditions occurring or existing prior to the Closing Date, including those arising under the Insurance Policies.

Section 2.5             Purchase Price.

(a)               The purchase price of the Acquired Assets shall be equal to a $40,000,000 premium (the “Premium”), plus (ii) the Net Asset Amount as of the Closing Date, all as adjusted pursuant to Section 2.6 and 2.7 (respecting post-Closing adjustments) (the “Purchase Price”).

(b)               On the Closing Date, the Buyer Sub shall assume all the Assumed Liabilities and thereafter timely pay, perform, and satisfy such Assumed Liabilities.

(c)               On the Closing Date, the Buyer shall pay to the Seller the Premium, plus the Preliminary Net Asset Amount, minus the Escrow Amount, minus the Indebtedness set out in Schedule 2.5(c), which amounts shall be used to pay off such amounts pursuant to the terms of the payoff letters delivered pursuant to Section 3.2(s) (which shall exclude the capital leases to be assumed by Buyer Sub at Closing and obligations secured by Permitted Liens described in clause (i) in the definition of Permitted Liens). Such resulting amount payable at Closing will be referred to as the “Closing Payment”.

(d)               On the Closing Date, the Buyer shall (i) pay the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to the Escrow Account, (ii) pay the Indebtedness pursuant to the terms of the payoff letters contemplated by Section 3.2(s), and (iii) pay the Closing Payment to the Seller by wire transfer of immediately available funds to an account that has heretofore been designated in writing by the Seller.

(e)               The Escrow Amount will serve as security for the performance of the obligations of the Seller Parties pursuant to this Agreement. Distributions from the Escrow Amount will be released to the Seller or the Buyer, as the case may be, only in accordance with the terms of this Agreement and the Escrow Agreement.

(f)                Attached as Schedule 2.5(f) is a balance sheet of the Seller (the “Preliminary Balance Sheet”) prepared as of the Preliminary Accounting Date, in accordance with GAAP.

Section 2.6             Post-Closing Purchase Price Adjustment – Net Asset Amount.

(a)               The Preliminary Net Asset Amount shall be updated to reflect the Net Asset Amount as of the Closing Date (the “Net Asset Audit”) as follows: within 60 days of October 31, 2019 (the “Net Asset Audit Date”), the Parties shall cause to be prepared and completed by an independent accounting firm mutually selected by Buyer and Seller (the “Accounting Firm”) and delivered to the Buyer Parties and the Seller an audited balance sheet reflecting the Accounting Firm’s determination of the Net Asset Amount as of the Closing Date (the “Audited Net Asset Amount”), which shall be prepared by the Accounting Firm in good faith and in accordance with GAAP and Exhibit F from the Books and Records of the Seller and the Buyer Sub and will be binding on the Buyer Parties and the Seller Parties.

(b)               For purposes of complying with the terms set forth in this Section 2.6, each Party shall cooperate with and make available to the Accounting Firm and the other Parties and their respective representatives all information, records, data and working papers (including accountant work papers), and shall permit access during normal business hours, upon reasonable advance notice and subject to the terms of typical confidentiality arrangements to the Facilities and personnel as may be reasonably required in connection with the preparation and analysis of the Audited Net Asset Amount and Audited Closing Date Project Lookback Schedule. The Accounting Firm shall be free of undue influence from the Buyer Parties and Seller Parties in order to remain independent. At least one Representative of both the Buyer Parties and Seller Parties shall be party to all communications with the Accounting Firm, including telephone conversations, e-mail communications and on-site visits.

(c)               Following the final determination of the Audited Net Asset Amount, the Purchase Price shall be adjusted in accordance with Exhibit I.

Section 2.7             Post-Closing Adjustment – Lookback Determination.

(a)               For purposes of the Net Asset Audit, the Preliminary Accounting Date Project Lookback Schedule shall be revised by Buyer Sub to include each Customer Contract as of the Closing Date with estimated revenues at completion greater than $100,000 using reasonable estimates (including estimated total contract revenues at completion and estimated total costs at completion), actual costs and actual billings as of the Net Asset Audit Date to recalculate the ITD Profit as of the Closing Date, and such values shall agree to the balances used in the Audited Net Asset Amount (such schedule, as so finalized, the “Audited Closing Date Project Lookback Schedule”). The Audited Closing Date Project Lookback Schedule shall be prepared in accordance with GAAP, and consistent with how the Preliminary Accounting Date Lookback Schedule was prepared and calculated from the Books and Records of the Buyer Sub and the Seller as applicable.

(b)               The Audited Closing Date Project Lookback Schedule shall be updated to reflect the financial status of each Customer Contract as of March 31, 2020 (the month end following the eight-month anniversary of the Closing Date) (the “Lookback Date”). The Audited Closing Date Project Lookback Schedule shall be updated using reasonable estimates for each Customer Contract (including estimated total contract revenues at completion and estimated total costs at completion), actual costs and actual billings as of the Lookback Date to recalculate the ITD Profit as of the Closing Date (the “Eight Month Project Lookback Schedule”), which shall be prepared by the Buyer (in reasonable consultation with the Seller) in good faith and in accordance with GAAP and consistent with how the Preliminary Accounting Date Lookback Schedule was prepared, and calculated from the Books and Records of the Buyer Sub and the Seller as applicable.

(c)               For purposes of complying with this Section 2.7, each Party shall cooperate with and make available to the Accounting Firm and the other Parties and their respective representatives all information, records, data and working papers (including accountant work papers), and shall permit access during normal business hours, upon reasonable advance notice and subject to the terms of typical confidentiality arrangements to the facilities and personnel as may be reasonably required.

(d)               Refer to Exhibit C for examples of using estimated contract values (including estimated total contract revenues at completion and estimated total costs at completion) as of a point in time to recalculate the ITD Profit as of the Closing Date.

(e)               The Parties shall use commercially reasonable efforts to maximize the ITD Profit.

(f)                In the event the Buyer Parties and the Seller Parties disagree in good faith as to a Customer Contract under the Eight Month Project Lookback Schedule, the Parties will finalize the undisputed amounts but will withhold the disputed amount and finalize the adjustment under Section 2.7 once the disputed Customer Contract(s) reach substantial completion or a dispute no longer exists, whichever is earlier.

(g)               Following the final determination of the Eight Month Project Lookback Schedule, payments shall be made, if any, in accordance with Exhibit I.

Section 2.8             Margin Bonus Payment.

(a)               If (i) the Buyer Sub’s Cumulative Adjusted Pre-Tax Income for the full five year period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Five Year Period”) is equal to or exceeds $65,000,000 and (ii) the Average Pre-Tax Margin for the Buyer Sub for the Five Year Period is equal to or greater than 4.5%, the Buyer shall pay 25.0% of the Buyer Sub’s Cumulative Adjusted Pre-Tax Income for the Five Year Period (the “Margin Bonus Payment”) in accordance with Section I(c) of Exhibit I. The Cumulative Adjusted Pre-Tax Income and Average Pre-Tax Margin for the Buyer Sub shall be prepared by Buyer reasonably and in good faith using the accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies of Buyer in accordance with GAAP (subject to any exceptions, adjustments and clarifications to GAAP set forth in this Agreement) and consistent with the example calculation set forth on Exhibit E.

(b)               In the event the Buyer Parties and the Seller Parties disagree in good faith as to the Buyer Sub’s Average Pre-Tax Margin or Cumulative Adjusted Pre-Tax Income for the Five Year Period, the Parties will finalize the undisputed amounts, which shall be paid to the Key Employees in accordance with the terms of this Agreement, but will withhold the amount attributable to the disputed amount and finalize the adjustment under Section 2.8 once the disputed Customer Contract(s) reach substantial completion or a dispute no longer exists, whichever is earlier.

(c)               The Margin Bonus Payment, if any, will be calculated by the Buyer within 30 days following the date on which the financial statements for the Five Year Period (i.e. the 60 month period beginning on the Closing Date) are approved by the Board of Directors of the Buyer, which in no event shall be later than 90 days after the end of the Five Year Period, subject to the right of the Seller to review such statements, and shall be paid to the Key Employees at such time and in accordance with this Agreement. The Buyer Parties and the Seller Parties agree that the Margin Bonus Payment is not, with respect to the transactions contemplated by this Agreement, a “parachute payment” as defined in Code Section 280G(b)(2). The Buyer Parties hereby agree to take a reporting position consistent with the preceding sentence.

(d)               The following terms and conditions shall apply during the Margin Bonus Period and, in the case of clauses (iv) and (vii) below, following the Margin Bonus Period until the reporting and other obligations set forth therein are complete:

(i)                 Buyer Parties shall not knowingly or intentionally take any action that is commercially unreasonable that limits the attainability of the Margin Bonus Payment or minimizes or reduces the amount thereof;

(ii)              The Buyer Sub shall operate as an independent subsidiary of Buyer and shall be subject to the Buyer’s policies, procedures and oversight;

(iii)            The Buyer shall not commingle Specified Assets of Buyer Sub with the assets of Buyer or the Buyer’s Affiliates, and shall keep separate books and records for the Buyer Sub;

(iv)             The Buyer Sub shall provide to the Seller quarterly and annual reports, including reasonable backup information and materials, with respect to the Margin Bonus Payment, including the Buyer Sub’s Cumulative Adjusted Revenue, Cumulative Adjusted Pre-Tax Income, and Average Pre-Tax Margin. The Parties agree that any disagreement or dispute with respect to the contents of any quarterly or annual report, and related documentation, required to be delivered pursuant to the preceding sentence must, (A) for claims that are readily apparent upon reading such report, be raised within 30 days, and, (B) for claims that may be reasonably inferred upon reviewing such report, be raised within 90 days, in each case following delivery of the applicable report, or such claims shall be deemed waived (including in relation to the determination of the Margin Bonus Payment);

(v)               Buyer Sub shall be the primary commercial and industrial electrical contractor of Buyer within the Geographic Area within the Seller’s core competencies as of immediately before the Closing;

(vi)             Buyer Sub may not, without the prior written consent of the Buyer, (A) conduct any business other than the Business, or (B) conduct the Business (or any other business) outside of the Geographic Area; and

(vii)          Steven Watts, on the one hand, and Buyer, on the other hand, shall, (A) within 30 days after having actual knowledge and (B) within 90 days after the date on which he or it could reasonably be expected to have knowledge, in each case of any facts or circumstances that such Party believes constitute a breach by the other Party of his or its obligations pursuant to this Section 2.8(d), provide written notice thereof to the other Party together with reasonable detail regarding the alleged violation. Following receipt of such notice, the Party alleged to have breached his or its obligations hereunder shall have 30 days to cure such alleged breach before the other Party may bring any claim in connection therewith. The failure by a Party to notify the other Party of any such alleged breach within the 30-or 90-day period set forth in the first sentence of this clause (vii), as applicable, will constitute a waiver of any claims in respect of such alleged breach, including, with respect to Steven Watts, any claims related to the impact of such alleged breach on the determination as to whether a Margin Bonus Payment is payable, and the amount of any Margin Bonus Payment.

Section 2.9             Escrow Account. The Escrow Amount and other funds held in the Escrow Account will be held and released in accordance with the terms of this Agreement and the Escrow Agreement. Such funds will be used to satisfy any adjustments pursuant to Sections 2.6 and 2.7 set out herein (including pursuant to Exhibit I), to satisfy the Seller Parties’ obligations under Sections 2.11, 6.4 and 6.7, and any indemnification obligations hereunder including under Section 6.9 and Article VII. Within ten Business Days of the final determination of the Purchase Price (after giving effect to the adjustments set out herein, including pursuant to Exhibit I (the “First Escrow Distribution Date”), the Parties shall instruct the Escrow Agent to release to the account designated by the Seller an amount equal to (A) one half of the funds remaining in the Escrow Account subsequent to the final determination of the Purchase Price under Sections 2.6 and 2.7 and any distributions to the Buyer from the Escrow Account for such adjustments minus (B) the amount of any good faith dispute between the Buyer and the Seller in the adjustments to be made pursuant to Exhibit I and minus (C) any amount held pursuant to an outstanding indemnification claim made pursuant to this Agreement. On the 12 month anniversary of the date hereof (the “Final Escrow Distribution Date”), the Parties shall instruct the Escrow Agent to release to the account designated by the Seller an amount equal to (A) all funds held in the Escrow Account as at such date, minus (B) the aggregate amount of outstanding indemnification claims made by Buyer pursuant to this Agreement in good faith against the Escrow Account as of the Final Escrow Distribution Date. Any amounts not distributed as of the Final Escrow Distribution Date will be distributed in accordance with the terms of the Escrow Agreement. If any amount is required to be released from the Escrow Account pursuant to the terms of this Agreement, Seller and Buyer shall direct their respective Authorized Representatives (as defined in the Escrow Agreement) to execute a Joint Instruction (as defined in the Escrow Agreement) instructing such release in accordance with the terms of the Escrow Agreement.

Section 2.10         Withholding Rights. Notwithstanding anything to the contrary in this Agreement, the Buyer Parties will be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, such amounts as the Buyer Parties or their Affiliates are entitled to hereunder or such Party is required to deduct and withhold with respect to any such deliveries and payments under applicable Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, they will be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.

Section 2.11         Transition.

(a)               Non-Assignable Contracts.

(i)                 Notwithstanding any other provision in this Agreement, neither this Agreement nor any other document executed by the Seller Parties pursuant to this Agreement will constitute an assignment or attempted assignment of any Non-Assignable Contract.

(ii)              Upon the mutual agreement of the Buyer Parties and Seller Parties, the Seller Parties will use commercially reasonable efforts to obtain any consent to assignment which may be required for the assignment to the Buyer Sub of any such Non-Assignable Contract. The expenses of obtaining any such consents shall be allocated equitably between the Parties in a manner mutually agreed upon by the Parties on a case by case basis, and the Buyer Parties will provide reasonable assistance to Seller Parties. If any necessary consent has not been obtained as of the Closing, such Non-Assignable Contract will not be deemed assigned and the Seller Parties will:

(A)       hold their right, title and interest in, to and under such Non-Assignable Contract for the benefit of the Buyer Sub until such consent is obtained;

(B)       use commercially reasonable efforts (without obligation to pay any fee or other compensation, other than contractual assignment fees) to obtain the consent to the assignment to the Buyer Sub of such Non-Assignable Contract;

(C)       take such commercially reasonable action in the name of the Seller Parties or otherwise as the Buyer Sub may reasonably require to provide the Buyer Sub with the benefits of the Non-Assignable Contract, including taking legal action to enforce the terms of any Non-Assignable Contract, including with respect to any breach thereof by the applicable counterparty, provided that expenses relating to any such action shall be borne by the Buyer Parties, and provided further that the Buyer Parties will have the right to direct any related Legal Proceeding; and

(D)       unless prohibited by the terms of the Non-Assignable Contract, authorize the Buyer Sub, at the Buyer Sub’s expense, to perform all of the Seller Parties’ obligations and have all of the Seller Parties’ rights, including payment, under such Non-Assignable Contract and constitute the Buyer Sub the attorney of the Seller Parties to act in the name of the Seller Parties with respect to such Non-Assignable Contract, in which case the Buyer Sub shall be entitled to the full benefit of the Non-Assignable Contract. For the avoidance of doubt, the Buyer Sub shall be entitled to all payments, including any receivables that constitute Current Trade Receivables, received by the Buyer Sub, the Seller Parties or any of their respective Affiliates on such Non-Assignable Contract following Closing.

(iii)            Buyer Sub will timely perform and satisfy the Seller’s obligations under the Non-Assignable Contract.

(iv)             Notwithstanding anything herein to the contrary, to the extent Seller Parties have not obtained consent to assign a Non-Assignable Contract to Buyer Sub within 75 days following the Closing Date, Buyer Sub shall nevertheless assume and agree to perform such Non-Assignable Contract immediately thereafter, provided that Seller Parties shall indemnify Buyer Parties pursuant to Section 7.2(a)(iii) for any Losses on or after the Closing attributable to the failure to obtain such consent.

(v)               Notwithstanding the foregoing, to the extent any of the Leases constitute Non-Assignable Contracts, and the applicable landlord requires, in connection with granting a consent to assignment following the Closing, any financial concession (including an assignment fee (whether or not contractual), increase in rent, increase in security deposit, or otherwise), the Seller Parties shall bear the full amount of such financial concession, and the Buyer Sub shall be reimbursed, at its election, from the Seller Parties or the Escrow Account for the full amount thereof.

(vi)             Non-Assignable Contracts shall be included in the Preliminary Net Asset Amount and in the Net Asset Amount as if such Contracts had been assigned to the Buyer Sub.

(b)               Regulatory Issues.

(i)                 At the Closing, Buyer Sub shall have obtained Licenses from the California Contractors State License Board with an “A” and “C-10” classification (the “Requisite Licenses”), and shall have qualified a Responsible Managing Officer (RMO) and Responsible Managing Employee (RME) in connection with the Business for purposes of the California Contractors State License Board.

(ii)              The Parties acknowledge that Steven Watts and Jason McGinley will remain as the RMO and RME, respectively, for Seller immediately following the Closing, provided that, as soon as practicable following the Closing, and in any event within 75 days following the Closing, the Buyer Parties shall cause the Buyer Sub to designate Steven Watts and Jason McGinley as the RMO and RME, respectively, of Buyer Sub.

(iii)            Each of the Parties acknowledges and agrees that no Party shall perform any services on any Customer Contract until such Party has obtained the Requisite Licenses.

ARTICLE III
CLOSING

Section 3.1             Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically and simultaneously with the execution of this Agreement, on the date hereof (the “Closing Date”), unless another date, time or place is agreed to in writing by the Parties. The Closing shall be deemed to be effective as of 12:01 a.m., Pacific Time, on the Closing Date, unless another date, time or place is agreed to in writing by the Parties, and the title to the Acquired Assets shall transfer to the Buyer Sub at such time.

Section 3.2             Closing Deliveries of the Seller Parties. Simultaneous with the execution of this Agreement, the Seller Parties have delivered to the Buyer Parties the following (with the documents, agreements and materials referenced in (a), (d), (g), (i), (m), (n), (o), (p) and (s) below being collectively referred to as the “Seller Ancillary Documents”):

(a)               the lease agreement attached as Exhibit B, for the parcel(s) of real property owned by S.M.W. Properties, LLC (the “Affiliate Real Property”);

(b)               the consents listed on Schedule 3.2(b);

(c)               evidence that all security interests or other Liens granted by the Seller or applicable to the Acquired Assets have been, or immediately following the occurrence of the Closing shall be (subject to Section 6.13), released and terminated, other than Permitted Liens;

(d)               a non-foreign affidavit dated as of the Closing Date from the Seller, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that the Seller is not a “foreign person” as defined in Section 1445 of the Code;

(e)               a certificate of the Secretary of State from each jurisdiction where the Seller is qualified to do business as a foreign corporation, dated no earlier than 15 days prior to the Closing Date, as to the legal existence and good standing of the Seller in such jurisdictions;

(f)                evidence that all of the Seller’s Insurance Policies will remain in effect, and that the Buyer Parties have been added as additional insureds on all such policies;

(g)               a duly executed counterpart to the Escrow Agreement, executed by the Seller and the Escrow Agent;

(h)               original title documents for all Acquired Assets that are physically titled;

(i)                 a bill of sale and assignment and assumption agreement evidencing the conveyance of the Acquired Assets by the Seller and the assumption of the Assumed Liabilities by the Buyer Sub (the “Bill of Sale and Assignment and Assumption Agreement”), in the form attached hereto as Exhibit D, duly executed by the Seller;

(j)                 possession of the Acquired Assets;

(k)               possession of all warranties of all machinery and equipment, and all guarantees from all manufacturers and suppliers relating to any of the Acquired Assets;

(l)                 all Contracts, files and other data and documents relating to the Acquired Assets;

(m)             a certificate signed by the Seller’s Secretary, dated as of the Closing Date, attaching true, correct and complete copies of the resolutions of the Seller’s board of directors and shareholder authorizing the transactions contemplated hereby;

(n)               such other instruments of sale, transfer, conveyance and assignment as the Buyer Sub may reasonably request to effectuate the transactions contemplated hereby;

(o)               in respect of each Lease, a lease assignment in a form approved by the Buyer Sub with respect to each Lease and evidencing the applicable landlord’s consent to the within assignment and assumption, to the extent required under the terms of the applicable Lease, and an estoppel certificate, duly executed by the Seller and the applicable landlord (collectively, the “Lease Assignments”);

(p)               employment agreements duly executed by those individuals listed on Schedule 3.2(p) (the “Employment Agreements”);

(q)               a copy of each Bond listed on Schedule 4.22;

(r)                payoff letters from each Person owed Indebtedness, other than capital leases being assumed by Buyer Sub at Closing, obligations secured by Permitted Liens described in clause (i) in the definition of Permitted Liens, and (subject to Section 6.13) obligations secured by Liens set forth on Schedule 6.13(a), as set out in Schedule 2.5(c), indicating that upon payment of a specified amount, along with a per diem interest amount, if applicable, such Person shall be paid in full and, if applicable, such Person shall release his, her or its security interest and authorize the Buyer Parties to file Uniform Commercial Code termination statements, or such other documents or endorsements necessary to release or discharge the financing statements, security interests or other Liens of such, and evidence the release or discharge of such financing statements, security interests or other Liens on or against any of the Acquired Assets; and

(s)                a certification of trust in the form of Exhibit J, duly executed by the Trustees on behalf of the Trust.

Section 3.3             Closing Deliveries of the Buyer Sub. Simultaneous with the execution of this Agreement, the Buyer Sub has delivered to the Seller the following (with the documents, agreements and materials referenced in (a)-(d), (f), (g), and (i) below being collectively referred to as the “Buyer Ancillary Documents”, and together with the Seller Ancillary Documents, the “Ancillary Documents”):

(a)               duly executed counterparts to the Lease Assignments;

(b)               duly executed counterparts to the Employment Agreements;

(c)               a duly executed counterpart to the Escrow Agreement, executed by the Buyer;

(d)               duly executed counterparts to the lease agreements and amendments thereto attached as Exhibit B for the Affiliate Real Property;

(e)               certificates of the Secretary of State of the State of Delaware dated no earlier than 15 days prior to the Closing Date, as to the legal existence and good standing of each of the Buyer Parties in such jurisdiction;

(f)                a duly executed counterpart to the Bill of Sale and Assignment and Assumption Agreement, executed by the Buyer Sub;

(g)               a certificate signed by the Buyer’s Secretary, dated as of the Closing Date, attaching true, correct and complete copies of the resolutions of the Buyer’s board of directors authorizing the transactions contemplated hereby;

(h)               a duly executed amendment to Seller’s surety’s general indemnity agreement naming Buyer, Buyer Sub and Seller as co-indemnitors on bonds, if any, for work in progress as of the Closing Date; and

(i)                 a duly executed letter of credit pertaining to Seller’s workers’ compensation plan with respect to Liabilities arising on or after the Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SELLER PARTIES, BUSINESS AND ACQUIRED ASSETS

The Seller Representing Parties represent and warrant, jointly and severally, to the Buyer Parties as follows.

Section 4.1             Organization and Qualification; Authority; Binding Effect.

(a)               The Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of its state of incorporation. The Seller has all requisite corporate power and authority to carry on the Business as currently conducted and to own, lease or operate the Acquired Assets.

(b)               The Seller is duly qualified or licensed to do business as a foreign entity and is in good standing in each of the jurisdictions set forth on Schedule 4.1(b), which are all of the jurisdictions in which the ownership, lease or use of its assets or the conduct of the Business by the Seller Parties requires such qualification or license.

(c)               Except as set forth on Schedule 4.1(c), (i) the Seller does not have, and has not had, any Subsidiaries, and (ii) the Seller does not control or own, and has not controlled or owned, directly or indirectly, any beneficial or legal interest in any capital stock or similar equity interest of any Person, Subsidiary or joint ventures formed to perform work under Assumed Contracts or with respect to which the Seller may have any Liabilities of any kind, including warranty liability, following the Closing.

(d)               The Seller has delivered to the Buyer Parties a true and correct copy of the articles of incorporation and bylaws of the Seller, in each case as amended to date (the “Organizational Documents”) and such Organizational Documents are in full force and effect.

(e)               Except as set forth on Schedule 4.1(e), the Seller has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name. The Seller has no predecessor entities. The Seller does not conduct, and has not had, any operations or sales outside the United States.

 (f)                The Seller has, in all material respects, (i) observed all organizational formalities necessary under applicable Law to preserve its existence as a corporation validly existing and in good standing under the Laws of its state of incorporation, (ii) held its assets in its own name and has not commingled its assets with the assets of any other Person, (iii) maintained its Books and Records (including the Financial Statements, books of account and bank accounts) separate and apart from those of any other Person, and (iv) held itself out to the public as a legal entity separate and distinct from any other Person and has conducted the Business solely in its own name.

(g)               No Seller Party is subject to any restriction, whether contained in its governing documents, its constituent documents, or otherwise, that limits his, her or its ability to satisfy any obligations hereunder, including the indemnification obligations set out in Article VII.

(h)               Each Seller Party has all requisite power and authority to execute, deliver and perform his, her or its obligations under this Agreement.

(i)               Assuming due execution and delivery by the other parties hereto or thereto, this Agreement and each of the Seller Ancillary Documents constitute the legal, valid and binding obligation of the Seller Parties party thereto, and each is enforceable against the applicable Seller Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

Section 4.2             Capitalization. Attached as Schedule 4.2 is a true, correct, and complete capitalization chart of the Seller. The Persons identified in Schedule 4.2 are the ultimate beneficial owners of all of the authorized shares, options, participations, or other equity interests (“Equity Interests”) of the Seller, and no other Person owns any Equity Interests, or any contractual right to acquire any Equity Interests, of the Seller.

Section 4.3             No Conflict.

(a)               None of the execution and delivery by the Seller Parties of this Agreement nor the Seller Ancillary Documents to which each Seller Party is a party, the consummation of the transactions contemplated hereby or thereby, nor the performance and compliance by the Seller Parties with any of the provisions hereof or thereof will, directly or indirectly:

(i)              contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents, or (B) any resolution adopted by the board of directors of the Seller;

(ii)              contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to challenge the transactions contemplated by this Agreement or the Seller Ancillary Documents under any Law applicable to the Seller Parties, the Business or the assets of the Seller Parties (including the Acquired Assets), or any Orders to which the Seller Parties, the Business or its assets (including the Acquired Assets) are subject;

(iii)            except as set forth on Schedule 4.3(a)(iii), contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any License that is held by the Seller with respect to the Business or the assets of the Seller (including the Acquired Assets);

(iv)             except (A) as set forth on Schedule 4.3(a)(iv) and (B) in connection with any consent required under any customer Contract with backlog as of the Closing of less than $500,000, contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract; or

(v)               result in the imposition or creation of any Lien upon or with respect to the Acquired Assets.

(b)               Except as set forth on Schedule 4.3(b), no consent, release, waiver, authorization, approval, Order, License or declaration or filing with, or notification to, any Governmental Entity, or, with respect to the Material Contracts (except for customer Contracts with backlog as of the Closing of less than $500,000), any Person, is required on the part of the Seller Parties in connection with the execution and delivery of this Agreement or the Seller Ancillary Documents by the Seller Parties or the compliance by the Seller Parties with any of the provisions hereof or thereof, or the consummation by the Seller of the transactions contemplated hereby and thereby.

Section 4.4             Compliance with Laws; Licenses.

(a)               Except as set forth on Schedule 4.4(a), the Seller Parties are, and at all times since January 1, 2014, have been, in compliance in all material respects with all Laws applicable to the Seller, the ownership and operation of the Business and the assets (including the Acquired Assets) of the Seller, and since such date no Seller Party has received any written notice of a material violation of any such Laws, nor, to Seller’s Knowledge, do any facts exist that might reasonably be expected to result in a material failure to comply with all such applicable Laws.

(b)               Schedule 4.4(b) sets forth a complete list of all Licenses held by the Seller, which constitute all of the Licenses which are required for the operation of the Business as presently conducted and the ownership and operation of the assets of the Seller and the Real Property, in material compliance with all applicable Laws. All such Licenses are, and immediately before the Closing will be, in full force and effect. The Seller is in material compliance with the terms, conditions and provisions of the Licenses required to be listed on Schedule 4.4(b) and, to Seller’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would reasonably be expected to constitute a material default or violation of any term, condition or provision of any such License.

Section 4.5             Financial Statements.

(a)               Schedule 4.5 sets forth the following financial statements of the Seller (collectively, the “Financial Statements”): (i) the unaudited balance sheet of the Seller as of the Preliminary Accounting Date, and the related statements of income for the five months then ending, and (ii) the audited balance sheet of the Seller as of December 31, 2018, and the related statements of income for the 12 months then ending. The Financial Statements (x) are consistent with, and were prepared from, the Books and Records of the Seller, (y) fairly present in all material respects the financial condition and results of operations of the Seller as of the dates and for the periods indicated therein, and (z) have been prepared in accordance with GAAP (provided that the unaudited Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items required by GAAP).

(b)               The Preliminary Net Asset Amount is based on and derived from the Preliminary Balance Sheet (subject to the adjustments described on Exhibit H), and each fixed asset included in the Acquired Assets is carried and set out in the Preliminary Balance Sheet at book value.

Section 4.6             No Undisclosed Liabilities. Except as set forth on Schedule 4.6, the Seller has no Liabilities in excess of $50,000 in the aggregate, except for (i) Liabilities accrued, expressly reserved or otherwise specifically disclosed in the Financial Statements, (ii) current Liabilities incurred in the Ordinary Course of Business since December 31, 2018, and (iii) contractual obligations arising in the Ordinary Course of Business other than (I) related to a breach of any such contracts, and/or (II) for any past due amounts due thereunder.

Section 4.7             Books and Records and Accounts. The Books and Records of the Seller accurately reflect all material transactions relating to the Business. The Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorization, and (b) transactions are recorded as necessary to (i) permit preparation of financial statements that are true and complete in all material respects and that fairly present in all material respects the financial condition and results of operations of the Seller and (ii) maintain accountability for assets. The books of account, minute books, stock record books, and other records of the Seller, all of which have been made available to the Buyer Parties, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Seller contain accurate and complete records in all material respects of all formal meetings held, and formal action taken by, its shareholders, board of directors, and committees of the board of directors.

Section 4.8             Trade Receivable. All accounts receivable, including retainage on any Customer Contract, of the Seller that are reflected on the accounting records of the Seller as of the Closing Date (collectively, the “Current Trade Receivables”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Current Trade Receivables are or will be collectible net of the respective reserves shown on the Preliminary Balance Sheet and updated to the Audited Net Asset Amount (which reserves are adequate and calculated consistent with GAAP). There is no contest, claim, or right of setoff, other than returns in the Ordinary Course of Business, under any Contract with any obligor of any Current Trade Receivables relating to the amount or validity of such Current Trade Receivables. Schedule 4.8 contains a complete and accurate list of all Current Trade Receivables as of the Preliminary Accounting Date, which list sets forth the aging and any reserves set for each Current Trade Receivables.

Section 4.9             Sufficiency of Assets. On the Closing Date, except as set forth on Schedule 4.9, the Acquired Assets, together with the other rights being acquired by the Buyer Sub hereunder, will constitute all of the tangible and intangible assets of any nature whatsoever necessary to operate the Business in the manner currently conducted by the Seller and as conducted by the Seller in the year preceding the date hereof. The operation of the Business is and for the last five years has been conducted solely through the Seller.

Section 4.10           Absence of Certain Developments. Except as set forth on Schedule 4.10, since December 31, 2018, there have been no events, facts or circumstances, individually or in the aggregate, that have or, to Seller’s Knowledge, could reasonably be expected to have a Material Adverse Effect.

Section 4.11         Assets of the Business.

(a)               The Seller has good and valid title to, or a valid leasehold interest in, the Leased Premises and the Acquired Assets. With the exception of any Non-Assignable Contracts, immediately following the occurrence of the Closing, without regard to any actions taken (or omitted to be taken) by the Buyer Sub or by the Seller at the direction of the Buyer Sub, all of the Acquired Assets will be owned free and clear of all Liens by the Buyer Sub other than those Permitted Liens described in clauses (d), (e), (f), (g), (h), and (i) in the definition of Permitted Liens.

(b)               All of the material tangible assets included in the Acquired Assets are in good operating condition and repair, reasonable wear and tear excepted, and are adequate for the uses to which they are presently being put. To Seller’s Knowledge, none of the material tangible assets included in the Acquired Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost.

(c)               Schedule 4.11(c) contains a true, complete, and correct list of tooling with value greater than $5,000 used by the Seller in the Business.

(d)               Except as set forth on Schedule 4.11(d), none of the Acquired Assets presently serve as collateral for any obligation of any Seller Party or any Affiliates of any Seller Party.

(e)               Schedule 4.11(e) contains a true, complete, and correct list of the fixed assets with a monetary value greater than $5,000 used by the Seller in the Business.

Section 4.12         Contracts.

(a)               Schedules 4.12(a)(i) through 4.12(a)(ix) set forth a listing of all Contracts to which the Seller is a party or by which the Seller or the Acquired Assets may be bound, and to the extent such Contracts are oral, a description of the relevant terms thereof (each such Contract falling into any of the categories listed below, a “Material Contract”):

(i)              Schedule 4.12(a)(i) (the “Preliminary Accounting Date Project Lookback Schedule”) sets forth each Customer Contract with estimated revenues at completion greater than $100,000 for the Seller and, for each such Customer Contract, the following data prepared in accordance with GAAP as of the Preliminary Accounting Date: (i) estimated revenue at completion, (ii) estimated cost at completion, (iii) estimated profit at completion, (iv) estimated profit percentage, (v) revenue inception to date, (vi) actual cost inception to date, (vii) accrued loss, (viii) cost taken inception to date, (ix) ITD Profit, (x) billings inception to date, (xi) over/under billings, (xii) estimated percent complete, (xiii) the estimated amount of any remaining warranty obligation, (xiv) the remaining warranty duration, (xv) the warranty reserve, if any, and (xvi) a list of all pending change orders and potential claims, including claims against any Bonds, all of which as of the Preliminary Accounting Date and reconciled to the Preliminary Net Asset Amount, as applicable, set forth in the Preliminary Net Asset Amount calculation in Exhibit H;

(ii)             Schedule 4.12(a)(ii) sets forth each Contract providing for the lease or sublease by or to the Seller (as lessor, sublessor, lessee or sublessee) of any real estate, including the Leases;

(iii)           Schedule 4.12(a)(iii) sets forth each Contract imposing any restriction on the right or ability of the Seller or, to Seller’s Knowledge, any key employees of the Seller to (A) compete with, or solicit the services or employment of, any other Person; (B) sell any product or other asset, or perform any services anywhere in the world; (C) acquire any product or other asset or any services from any other Person, or transact business or deal in any other manner with any other Person or (D) develop, use, sell or license any Intellectual Property, or that grants material exclusivity rights or “most favored nations” status to the counterparty thereof; provided, however, that project-specific non-circumvention provisions in customer contracts and provisions restricting the Seller’s solicitation of the employees of a general contractor of the Business will not require disclosure pursuant to this Section 4.12(a)(iii);

(iv)             Schedule 4.12(a)(iv) sets forth each Contract involving a standstill or similar obligation on the Seller;

(v)              Schedule 4.12(a)(v) sets forth each Contract concerning a partnership or joint venture or involving the sharing of profits or expenses to which the Seller is a party;

(vi)            Schedule 4.12(a)(vi) sets forth any (A) Government Contract with backlog as of the Closing in excess of $500,000 and (B) pending Government Bid with a monetary value in excess of $5,000,000;

(vii)            Schedule 4.12(a)(vii) sets forth each insurance, surety bond or other similar agreement to which the Seller is a party or which otherwise relate to the Business or the Acquired Assets; and

(viii)          Schedule 4.12(a)(viii) sets forth each Contract that has or could reasonably be expected to have a Material Adverse Effect if (A) any other party cancelled or terminated such Contract (with or without notice or the passage of time), or (B) any other party could claim monetary damages with respect to performance prior to the Closing (either individually or in the aggregate with all other such claims under such Contracts) in excess of $100,000 from any Seller Party.

(b)               Each Material Contract is legal, valid, binding and in full force and effect and is enforceable against the Seller and each other party thereto, in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Neither Seller nor, to Seller’s Knowledge, any other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder or has repudiated any material term of such Material Contract. No Seller Party has received any written notice of termination, cancellation or non-renewal with respect to any Material Contract, and, to Seller’s Knowledge, no other party to any Material Contract plans to terminate, cancel or not renew such Material Contract.

(c)               Immediately prior to the Closing Date, to Seller’s Knowledge, no event or development has occurred, and no fact, circumstance or condition exists, that (with or without notice or lapse of time or both) would (i) result in a violation or breach of any provision of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to receive or require a rebate, chargeback or penalty in excess of $100,000 individually or in the aggregate, or change in delivery schedule under any Material Contract; (iv) give any Person the right to accelerate the performance of any obligation under any Material Contract; or (v) give any Person the right to cancel, terminate or modify any Material Contract.

(d)               Except (i) as set forth on Schedule 4.12(d) and (ii) for any customer Contract with backlog as of the Closing of less than $500,000, immediately following the Closing, each Material Contract will continue to be legally valid and binding on and enforceable by the Buyer Sub on terms identical to those in effect immediately prior to the Closing, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other Person. The Seller has performed, or is performing, in all material respects, the Seller’s obligations required to be performed by it to date under each Material Contract, and the Seller is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder. The Seller has not waived or released any of its material rights under any Material Contract. Except for customer Contracts with backlog as of the Closing of less than $500,000, complete and correct copies of all Material Contracts, together with all modifications, supplements and amendments thereto, have been made available to the Buyer Parties. Except for consents required for the assignment of any Non-Assignable Contracts, no Contract to which any Seller Party is a party will require the consent of the counterparty thereto as a consequence of the transactions contemplated hereby.

(e)               Schedule 4.12(e) sets forth the forms of Contracts (including purchase orders) used by Seller in the conduct of the Business with (i) subcontractors (the “Form Subcontractor Contracts”), and (ii) suppliers (the “Form Supply Contracts”).

Section 4.13         Intellectual Property; No Infringement.

(a)               Schedule 4.13 lists (A) all Registered Intellectual Property (including domain names and social media handles) owned by, or filed in the name of, any of the Seller Parties (listed by legal owner and including type, jurisdiction, registration or application number, and registration or filing date and expiration date) (the “Seller Registered Intellectual Property”), and (B) invention disclosures and computer software owned by the Seller or otherwise used in the Business (other than licenses for generally commercially available computer software that has been licensed to Seller on standard terms).

(b)               Each item of Seller Intellectual Property, including all Seller Registered Intellectual Property listed on Schedule 4.13, is free and clear of all Liens (other than Permitted Liens). The Seller holds valid licenses for all third-party owned Intellectual Property. The Seller is the exclusive legal and record owner of (A) all trademarks, trade names, patents and patent applications (including provisional applications), domain names and social media handles used by the Seller Parties in connection with the operation or conduct of the Business, including the provision of any Services by the Seller, (B) all copyrighted works that the Seller produces, and (C) all other items of Seller Registered Intellectual Property and material Seller Intellectual Property owned by the Seller to conduct the Business in the Ordinary Course of Business.

(c)               No actions, suits, proceedings, arbitrations or mediations or similar actions have been instituted, are pending or, to the Seller’s Knowledge, are threatened against the Seller that challenge the rights of the Seller in or to the validity, enforceability or ownership of the Seller Intellectual Property, or use by the Seller of any licensed Intellectual Property. To the Seller’s Knowledge, neither the use of the Seller Intellectual Property as currently used by the Seller in the conduct of the Business, nor the Seller Parties’ conduct of the Business as presently conducted, infringes upon, misappropriates, or otherwise violates the Intellectual Property rights of any Person. No Seller Party has received any written charge, complaint, claim, demand or notice in the past three years alleging such infringement, misappropriation or violation. To the Seller’s Knowledge, no Person is infringing upon or misappropriating or otherwise violating any of the Seller Intellectual Property.

(d)               The Seller Intellectual Property, together with such software and other Intellectual Property that is licensed to the Seller on a non-exclusive basis pursuant to an enforceable Contract which has not been materially breached by Seller (including, by way of example, commercially available software products) constitutes all the Intellectual Property used in or necessary to the Seller Parties’ conduct of the Business as presently conducted.

(e)               Each item of Seller Registered Intellectual Property is valid and enforceable, and nothing has been done or omitted to be done by the Seller prior to the Closing as a result of which any such item may cease to be valid and enforceable as of the Closing. The Seller has taken reasonable precautions to protect its rights in Confidential Information and trade secrets of the Seller or provided by any other Person to the Seller. The Seller IT Assets are sufficient for the Seller Parties’ conduct of the Business as presently conducted.

Section 4.14         Employee Benefit Plans.

(a)               Schedule 4.14(a) sets forth a complete list of (i) all employment, severance pay, salary continuation, bonus, incentive, stock option, equity-based, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (ii) all “employee benefit plans,” as defined in Section 3(3) of ERISA, including all employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded or foreign or domestic) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, managers, officers, equity holders, consultants, or independent contractors of the Seller or any other member of the Controlled Group that are sponsored or maintained by the Seller or any other member of the Controlled Group or with respect to which the Seller or any other member of the Controlled Group has made or is required to make payments, transfers, or contributions (all of the above being hereinafter individually or collectively referred to as a “Benefit Plan” or “Benefit Plans,” respectively). The Seller has no Liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Benefit Plans and neither the Buyer Sub nor any of its Affiliates will have any Liability arising prior to the Closing Date under any Benefit Plan unless such Liability arises as a result of Buyer Sub failing to comply with Section 6.10.

(b)               True and complete copies of the following materials have been delivered or made available to the Buyer Parties: (i) all current and prior plan documents for each Benefit Plan or, in the case of an unwritten Benefit Plan, a written description thereof, (ii) any determination or opinion letters from the IRS with respect to any of the Benefit Plans intended to be qualified under Section 401(a) of the Code, (iii) all current summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to any of the Benefit Plans, (iv) all current trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Benefit Plan, and (v) any other documents, forms or other instruments relating to any Benefit Plan benefit requested by the Buyer.

(c)               Schedule 4.14(c) sets forth a list of the Multiemployer Pension Plans to which the Seller or any other member of the Controlled Group currently has or in the past has had an obligation to contribute or with respect to which the Seller or any other member of the Controlled Group has any Liability. Except with respect to the Multiemployer Pension Plans set forth on Schedule 4.14(c), neither the Seller nor any other member of the Controlled Group currently has, or at any time in the past has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(d)               Except as set forth on Schedule 4.14(d)(i), no Multiemployer Pension Plan to which the Seller or any other member of the Controlled Group has an obligation to contribute (i) is in reorganization (within the meaning of Part 3 of Subtitle E of Title IV of ERISA), (ii) is in endangered status (under Section 432(b)(1) of the Code or Section 305(b)(1) of ERISA), (iii) is in critical status (under Section 432(b)(2) of the Code or Section 305(b)(2) of ERISA), (iv) has incurred an accumulated funding deficiency (within the meaning of Section 431(a) of the Code or Section 304(a) of ERISA), (v) has requested or been granted by the IRS any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code, or (vi) has any Lien in favor of it (under Section 430(k) of the Code or Sections 302(f) or 303(k) of ERISA). Except as set forth on Schedule 4.14(d)(ii), neither the Seller nor any other member of the Controlled Group has received, and, to Seller’s Knowledge, no conditions or circumstances exist that could result in, a notice of endangered or critical status pursuant to Section 432(b)(3)(D) of the Code or Section 305(b)(3)(D) of ERISA in respect of any such Multiemployer Pension Plan. Except as set forth on Schedule 4.14(d)(iii), neither the Seller nor any other member of the Controlled Group has taken any action that would constitute a complete or partial withdrawal of an employer (within the meaning of Part 1 of Subtitle E of Title IV of ERISA) prior to the Closing Date from any Multiemployer Pension Plan to which the Seller or any other member of the Controlled Group has any obligation to contribute on the date of this Agreement.

(e)               With respect to each group health plan benefiting any current or former employee of the Seller or any other member of the Controlled Group that is subject to Section 4980B of the Code, the Seller and each other member of the Controlled Group has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(f)                The execution and performance of this Agreement will not (i) constitute a stated triggering event under any Benefit Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Seller to any current or former officer, employee, director or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of the Seller.

(g)               No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Seller or any Affiliate of the Seller who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(h)               Each Benefit Plan has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Benefit Plans that could result in any liability or excise tax under ERISA or the Code being imposed on the Seller.

Section 4.15         Employment and Labor Matters.

(a)               Schedule 4.15(a) lists all employees employed by the Seller as of the date hereof, identifying names, job titles, dates of hire, current commission or bonus eligibility, where applicable, full or part time status, exempt or nonexempt status (where applicable), benefits eligibility, and annual vacation entitlement (including each employee’s balance of unused vacation). Schedule 4.15(a) also identifies the Seller’s employees on short-term or long-term disability leave, maternity leave, parental leave, family medical leave, military leave, extended absence or any other leave or inactive status, the reasons for such leave, as well as the dates on which the leave, extended absence or inactive status began and is expected to end (if known).

(b)               Except as set forth on Schedule 4.15(b), no executive or key employee of the Seller or group of employees has given written notice to any Seller Party of any intention to terminate employment with the Seller, either as a result of the transactions contemplated by this Agreement or otherwise.

(c)               Except as listed on Schedule 4.15(c), the Seller is not currently a party to nor, since January 1, 2009, has it been a party to, any collective bargaining agreement or other agreement subject to enforcement under Section 301 of the Labor Management Relations Act, 29 U.S.C. §185 (“Collective Bargaining Agreements”). Except as set forth on Schedule 4.15(c), within the last five years the Seller has not:

(i)                 recognized any labor organization as the representative of any employees; received a demand from any labor organization or employee for recognition; been threatened with any organizational attempt by or on behalf of any labor organization or collective bargaining representative with respect to any employees; been a party to any petition for recognition or representation right with any Governmental Entity with respect to any employees; or been subject to proceedings or petitions seeking a representation whether pending or threatened to be brought or filed with the National Labor Relations Board; or

(ii)              been subject to a strike, slowdown, walk out, picketing, handbilling, bannering, work stoppage, lockout or other concerted activity due to any organizational activities by any employees or any labor organization. There is no other labor dispute pending or threatened against the Seller, and no union organization campaign currently is in progress or threatened with respect to any employees of the Seller.

(d)               Except as set forth on Schedule 4.15(d), there are no Legal Proceedings pending against the Seller, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former employee, including any claim relating to employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(e)               Except as set forth on Schedule 4.15(e), the Seller has been for the last five years in compliance in all material respects with all Laws respecting employment and employment standards, employment practices and terms and conditions of employment, including discrimination, civil rights, immigration, wages and hours, and the classification (including for purposes of benefit plan participation) and payment of employees and independent contractors, workers' compensation, unemployment compensation benefits, health and safety, and affirmative action. Except as set forth on Schedule 4.15(e), within the last five years, the Seller has not:

(i)                 incurred, and to Seller’s Knowledge no circumstances exist under which the Seller would reasonably be expected to incur, any Liability arising from the misclassification of employees as independent contractors and/or from the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar state or local Laws (collectively, the “FLSA”);

(ii)              failed to complete and maintain fully and accurately completed Forms I-9 with respect to all current and, where required by Law, former employees or failed to fulfill all other requirements by Law in all material respects pertaining to every aspect of the employment eligibility verification process for each employee of Seller. In the past three years, Seller has not received written notice from any Governmental Entity of any investigation by any Governmental Entity regarding noncompliance with Laws pertaining to immigration, including U.S. Social Security Administration “No-Match” letters;

(iii)            been delinquent in payments to any employees or other individual service provider for any wages (including overtime compensation), salaries, commissions, bonuses or other direct compensation for any services performed by them or any amounts required to be reimbursed to such employees;

(iv)             violated in any material respect any Law relating to employment and employment practices, terms and conditions of employment and wages and hours in connection with the employment of any employees, including any Law relating to wages and hours, payment of wages, child labor, family and medical leave, sick leave or other paid or unpaid leave; access to facilities and employment opportunities for disabled persons, employment discrimination (including discrimination based upon sex, pregnancy, marital status, age, race, color, national origin, ethnicity, sexual orientation, gender identity, disability, veteran status, religion or other classification protected by law or retaliation for exercise of rights under any Law), equal employment opportunities and affirmative action, employee privacy, fair employment practices, and the collection and payment of all taxes and other withholdings;

(v)               been liable for the payment of any Claims, damages, fines, penalties, or other amounts to any current or former employees, however designated, for failure to comply with any Law pertaining to employment, or is party to any judgment, settlement agreement, consent decree, or other agreement with any Governmental Entity requiring continuing material compliance or reporting obligations entered into to resolve any labor or employment matter;

(vi)             violated in any material respect any Law regulating occupational safety and health, including the U.S. Occupational Safety and Health Act, 29 U.S.C. §§ 651, et seq. or comparable state Laws (the “OSH Act”), or Law promulgated by any Governmental Entity (including the Occupational Health and Safety Administration or comparable state agencies (“OSHA”)); been found in violation of the OSH Act or other Law pertaining to occupational safety and health; or failed to maintain records and reports pertaining to occupational health and safety required by any Law pertaining to occupational safety and health or any Governmental Entity (including OSHA), including OSHA-300 injury logs;

(vii)            committed any material violation of Section 8 of the National Labor Relations Act, as amended, 29 U.S.C. § 158, or any other Law pertaining to labor of any jurisdiction where the Seller employs employees; or

(viii)          implemented any plant closing, mass layoffs, work relocation or redundancy of employees that could require notice and/or consultation under any Law (including the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) or similar state or local Law.

(f)                The Seller maintains all employment records, including payroll records, personnel files, medical files, and records pertaining to occupational health and safety, in material compliance with applicable Laws.

(g)               The Seller is not, nor has it been within the last five years, a federal government contractor or subcontractor subject to Executive Order 11246, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 or Section 503 of the Rehabilitation Act of 1973.

(h)               To the Seller’s Knowledge, neither the employment of the Seller’s employees nor the retainer of any consultant violates any non-disclosure or non-competition agreement between any employee or consultant and a third party.

Section 4.16         Litigation. Except as set forth on Schedule 4.16, there is no, and in the past three years has not been any, outstanding Order or Legal Proceeding by or against any Seller Party, or the Acquired Assets (including those arising from or alleged to arise from any products manufactured or sold, or any services provided by the Seller or the Business), or, to Seller’s Knowledge, Seller’s directors or officers, and, to Seller’s Knowledge, no such Legal Proceeding has been threatened. There is not pending, nor, to Seller’s Knowledge, threatened, any Legal Proceeding that questions the validity of this Agreement or any of the Seller Ancillary Documents or any action to be taken by the Seller Parties or, to the Seller’s Knowledge, the Seller’s directors or officers, in connection with this Agreement or any of the Seller Ancillary Documents, or that reasonably could be expected to materially adversely affect the Seller Parties’ ability to consummate the transactions contemplated by this Agreement or the Seller Ancillary Documents.

Section 4.17         Taxes.

(a)               The Seller has filed all Tax Returns with respect to the Business and the Acquired Assets required by Applicable Law to have been filed by it. All such Tax Returns are true, complete and correct in all material respects.

(b)               All Taxes due and payable by the Seller with respect to the Business and the Acquired Assets or for which any of the Buyer Parties could be held liable under a successor Liability theory of Law or otherwise (regardless of whether shown as due on any Tax Return) have been paid.

(c)               The Seller has withheld all Taxes required by Applicable Law to have been withheld in connection with amounts paid or owing to any employee, contractor, creditor, stockholder or other Person; and all Taxes withheld by the Seller have been timely paid to the appropriate Governmental Entity in accordance with applicable Law.

(d)               There are no Liens (except for Permitted Liens) with respect to Taxes currently outstanding upon any of the Acquired Assets.

(e)               None of the Acquired Assets are “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code.

(f)                The Seller has not received written notice that it is currently subject to any action or audit with respect to Taxes related to the Business or the Acquired Assets or Taxes for which any Buyer Party could be held liable under a successor Liability theory or otherwise.

(g)               No claim or nexus inquiry has ever been made, in each instance in writing, by a Tax Authority in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to Taxation by that jurisdiction.

(h)               The Seller has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, with respect to any Tax period, assessment or alleged deficiency that remains open or unresolved.

(i)                 The Seller has properly and timely collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection of sales Taxes claimed or asserted with respect to transactions or periods or portions thereof ending prior to the Closing Date.

(j)                 The transactions contemplated by this Agreement will not terminate any Tax incentive, holiday, abatement, or special appraisal method used by the Seller.

(k)               Except as set forth on Schedule 4.17(k), none of the Acquired Assets is an interest (other than indebtedness within the meaning of Section 163 of the Code) in an entity taxable as a corporation, partnership, trust, real estate investment trust or real estate mortgage investment conduit for federal income Tax purposes.

(l)                 The Seller (and any predecessor of the Seller) has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times during its existence and the Seller will be an S corporation through and including the Closing Date. The Seller does not have any qualified subchapter S subsidiaries within the meaning of Code Section 1361(b)(3)(B).

(m)             The Seller has no potential liability for any Tax under Section 1374 of the Code. Neither the Seller nor any subsidiary of the Seller, in the past 5 years, (i) acquired assets from another corporation in a transaction in which the Seller’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired stock of any corporation that is a qualified subchapter S subsidiary.

Section 4.18         Affiliate Transactions. Except as set forth on Schedule 4.18, no Affiliate of the Seller (including any other Seller Party) has any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business or the assets (including the Acquired Assets) of the Seller. Neither the Seller nor any of its Affiliates owns (of record or as a beneficial owner, but excluding Passive Portfolio Investments) an equity interest or any other financial or profit interest in a Person that has (a) had business dealings or a material financial interest in any transaction with the Seller or with respect to its assets, or (b) engaged in competition with the Business with respect to any line of the services of the Business. Other than Contracts contemplated by this Agreement or as set forth on Schedule 4.18, there is no Contract between any Seller Party and any of its Affiliates (or among any Seller Parties) with respect to the Business that is currently in effect or that would be in effect at any time subsequent to the Closing. All Loans between the Seller and an Affiliate thereof (including any Seller Party), including those set out in Schedule 4.18, have been settled in full, and as of the Closing no Liabilities exist thereunder.

Section 4.19         Real Property.

(a)               The Seller does not own any real property.

(b)               Schedule 4.19(b) sets forth a list of all leases, licenses or other agreements relating to the Seller’s use or occupancy of real estate owned by a third party (collectively, the “Leases”), true, correct and complete copies of which have previously been furnished to the Buyer in each case setting forth the address, tenant entity and landlord thereof (collectively, the “Leased Premises”). The Seller is in possession of the Leased Premises and except as set forth on Schedule 4.19(b), has not subleased, assigned, licensed or otherwise granted anyone the right to use or occupy such Leased Premises or any portion thereof. Except as set forth on Schedule 4.19(b), the Seller has a valid leasehold interest in the Leased Premises, free and clear of any Liens other than Permitted Liens that have had or could adversely affect the Seller’s current or intended use and occupancy, or the value, of the Leased Premises. The Seller’s operations at the Leased Premises are in material compliance with all Laws applicable to such properties and the Licenses necessary for the lawful operation of such properties by the Seller are included in the Licenses set forth on Schedule 4.4(b). No Seller Party has received any written notice of (a) any condemnation, eminent domain or similar proceeding affecting any portion of the Leased Premises or any access thereto, and, no Seller Party has received written notice of any such proceedings to take place in the future, (b) any special assessment or pending improvement Liens to be made by any Governmental Entity which may affect any of the Leased Premises, or (c) any violations by the Seller of material building codes or zoning ordinances or other material Laws with respect to the Leased Premises, and no Seller Party has received written notice of any of the matters described in clauses (a) to (c) of this Section 4.19(b). All utility services or systems for the Leased Premises are operational and sufficient for the operation of the Business as currently conducted and as presently contemplated to be conducted, except for defects that could not be considered reasonably apparent. The Leased Premises and all improvements thereon are in good working order and repair, subject to ordinary wear and tear, except for defects that could not be considered reasonably apparent.

(c)               The Real Property comprises all real property used or necessary in connection with the Business as currently conducted.

Section 4.20         Environmental, Health and Safety Matters.

(a)               The Seller has been and is in compliance with all Environmental Laws applicable to the Seller and the Business as conducted at the Facilities, and possesses and complies and has complied with all Environmental Permits required under such Environmental Laws. All Environmental Permits held by the Seller are set forth on Schedule 4.20(a). No Seller Party has been notified in writing by any Governmental Entity that any such Environmental Permits will be modified, suspended or revoked or cannot be renewed in the Ordinary Course of Business consistent with past practice.

(b)               Except as set forth on Schedule 4.20(b), there are no present or past Environmental Conditions.

(c)               There is no pending or, to Seller’s Knowledge, threatened Environmental Claim against the Seller relating to the Business or the Facilities.

(d)               There are no Hazardous Materials or other conditions at, under or emanating from, and there has been no Release at, on or adjoining, any real property currently or formerly owned, operated or leased by the Seller or any predecessors-in-interest (collectively, the “Property”) that would reasonably be expected to give rise to an Environmental Claim against or Liability of the Seller under any Environmental Law.

(e)               To Seller’s Knowledge, none of the Real Property is (i) listed or proposed for listing on the National Priorities List promulgated under CERCLA, (ii) listed on the Comprehensive Environmental Response, Compensation, and Liability Information System promulgated under CERCLA, or (iii) listed on any comparable list promulgated or published by any Governmental Entity. To Seller’s Knowledge, no Lien has been recorded under any Environmental Law with respect to any of the Property.

(f)                Except as set forth on Schedule 4.20(f), the Seller has not assumed, contractually or by operation of applicable Law, any Liabilities of any third party under any Environmental Law.

(g)               The execution and delivery by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby will not require any Remedial Action under any Environmental Law.

(h)               The Seller is not conducting any Remedial Action under any Environmental Law, nor is the Seller obligated under any Environmental Law or order, decree or agreement with any Governmental Entity to conduct any such Remedial Action, in each case related to the Seller or the Business.

(i)                 To Seller’s Knowledge, there are no underground storage tanks or related piping, surface impoundments, land disposal sites, hazardous waste storage, treatment, or disposal units or facilities or friable asbestos containing material at the Facilities.

(j)                 Schedule 4.20(j) sets forth an accurate, true, correct and complete list of all Environmental Reports. Accurate, true, correct and complete copies of such Environmental Reports and written notices and correspondence relating thereto have previously been provided to the Buyer Parties.

(k)                 Each of the Facilities is in material compliance with OSHA, and all other applicable Laws with respect to occupational safety and health. There are no actions, suits, claims, notices of potential claims, regulatory proceedings or other litigation, proceedings or governmental investigations pending or threatened against or affecting the Business of the Seller or, to Seller’s Knowledge, any of the Facilities, in each case based upon an alleged violation of OSHA or any other applicable Law with respect to occupational safety and health.

(l)               There are no actions, suits, claims, notices of potential claims, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to Seller’s Knowledge, threatened against or affecting the business of the Seller or, to Seller’s Knowledge, any of the Facilities, in each case based upon an alleged exposure to asbestos or based upon an alleged exposure to any other substance or condition at any of the Facilities or the Property that is alleged to violate OSHA or any other applicable Law with respect to occupational safety and health.

(m)             The Seller and, to Seller’s Knowledge, the Facilities and their operations and assets are not reasonably expected to require a material capital expenditure or annual operating expense increase during the two years following the Closing Date to achieve compliance with any Environmental Law.

Section 4.21         Customers. Schedule 4.21 sets forth a complete and accurate list of the Customers of the Seller. Since January 1, 2016, and except as set forth on Schedule 4.21, no Customer has made a claim in writing for refund or rescission under any Contract (and, to Seller’s Knowledge, the Seller Parties have not been advised that a Customer has any intention to do so).

Section 4.22         Bonding Obligations. Schedule 4.22 sets forth a true, complete, correct and accurate list of all Bonds (including Bonds from subcontractors) as of the Closing Date, including, with respect to each Bond, the issuer, beneficiary, date of issuance, identification number, amount thereof and approximate dollar amount of work remaining as of the Closing Date on each bonded project.

Section 4.23         Insurance. The Seller maintains the policies of commercial general liability, automobile, employer’s liability, professional liability, director’s and officer’s liability, pollution, workers’ compensation and the other forms of insurance with respect to the Business identified in Schedule 4.23 (collectively, the “Insurance Policies”). Schedule 4.23 sets forth a complete listing of all lines, limits, and deductibles for all primary and excess layers of the Insurance Policies and the history of the Seller’s or applicable Seller Party’s claims under such Insurance Policies since January 1, 2016. All Insurance Policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet due, but may be required to be paid with respect to any period ending prior to the Closing Date) and the Seller is otherwise in material compliance with the terms of such Insurance Policies. No Seller Party has received any written notice, and to Seller’s Knowledge there is no threatened termination of, or premium increase with respect to any such Insurance Policies, other than normal premium increases in the Ordinary Course of Business. Except as set forth on Schedule 4.23, other than customary deductibles, the Seller is not self-insured for any insurance with respect to the Business. True, correct and complete copies of the Insurance Policies in effect at any time in the past five years have been provided to the Buyer Parties.

Section 4.24         Disclosure. To Seller’s Knowledge, neither this Agreement nor the Schedules delivered by Seller Parties pursuant to this Agreement, contains any untrue statement of a material fact, or omits any statement of a material fact necessary to make the statements contained herein or therein not materially misleading. True and complete copies of all agreements, instruments and documents required to be furnished to Buyer Parties pursuant to this Agreement have been provided to the Buyer Parties.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

The Buyer Parties represent and warrant to the Seller as follows:

Section 5.1             Organization. Each of the Buyer Parties is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each Buyer Party has all requisite corporate power and authority to carry on its business as now conducted.

Section 5.2             Authorization. Each Buyer Party has the requisite corporate power and authority to execute and deliver this Agreement and the Buyer Ancillary Documents and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Buyer Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of each Buyer Party.

Section 5.3             Binding Agreement. Assuming due execution and delivery by the other parties hereto or thereto, this Agreement and each of the Buyer Ancillary Documents constitute the legal, valid and binding obligation of the Buyer Parties, and each is enforceable against the applicable Buyer Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

Section 5.4             No Conflict. Neither the execution and delivery by the Buyer Parties of this Agreement or the Buyer Ancillary Documents, the consummation of the transactions contemplated hereby or thereby, nor the performance and compliance by the Buyer Parties with any of the provisions hereof or thereof will, directly or indirectly contravene, conflict with or result in a violation of (a) any provision of such Buyer Party’s certificate of incorporation or bylaws, or any Laws to which such Buyer Party is subject, or by which such Buyer Party may be bound or (b) give any Governmental Entity or other Person the right to challenge the transactions contemplated by this Agreement or the Buyer Ancillary Documents under any Law applicable to the Buyer. No consent, release, waiver, authorization, approval, Order, License or declaration or filing with, or notification to any Governmental Entity or other Person is required on the part of the Buyer Parties in connection with the execution and delivery of this Agreement or the Buyer Ancillary Documents or the compliance by the Buyer Parties with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby and thereby.

Section 5.5             Litigation. There are no Legal Proceedings pending, or to the actual knowledge of the Buyer, threatened against the Buyer Parties, that question the validity of this Agreement or any of the Buyer Ancillary Documents, or any action taken or to be taken by the Buyer Parties in connection with this Agreement or any of the Buyer Ancillary Documents or that reasonably could be expected to materially adversely affect the Buyer Parties’ ability to consummate the transactions contemplated by this Agreement or the Buyer Ancillary Documents. There are no Orders against the Buyer Parties that question the validity of this Agreement or any of the Buyer Ancillary Documents, or any action taken or to be taken by the Buyer Parties in connection with this Agreement or any of the Buyer Ancillary Documents or that reasonably could be expected to materially adversely affect the Buyer Parties’ ability to consummate the transactions contemplated by this Agreement or the Buyer Ancillary Documents to which it is a party.

Section 5.6             Financial Representation. Buyer Parties have and will have the financial resources to carry out the transactions contemplated herein, including the payment of the Purchase Price and Margin Bonus Payment.

Section 5.7             Independent Investigation. Buyer Parties acknowledge and agree that: (a) in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer Parties have relied solely upon their own investigation and the express representations and warranties of the Seller Representing Parties set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of the Seller Parties nor any other Person has made any representation or warranty as to the Seller Parties or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules). In no event shall the representations in this Section 5.7 limit, or be deemed or construed to limit, the (x) Buyer Parties’ rights under this Agreement, including their rights to indemnification under Article VII, or (y) the indemnification obligations of the Seller Parties under Article VII.

ARTICLE VI
COVENANTS

Section 6.1             Tax Matters.

(a)               Purchase Price Allocation. The Parties agree that the Purchase Price, as adjusted pursuant to Section 2.8 and sections (a), (b), and (c) of Exhibit I, and as otherwise adjusted pursuant to this Agreement, shall be allocated among the Acquired Assets and the covenants set forth in the Restricted Covenant Agreements in accordance with Code section 1060 and the Treasury Regulations thereunder, as set forth on the allocation schedule attached hereto at Schedule 6.1 (the “Purchase Price Allocation”). Each Party shall file all Tax Returns (including IRS Form 8594) in a manner consistent with the Purchase Price Allocation, and shall not take any position for Tax purposes (whether in audits, Tax returns or otherwise) that is inconsistent with the Purchase Price Allocation unless required to do so in connection with the resolution of a Tax audit by an applicable Governmental Entity. The Purchase Price Allocation shall be revised to take into account subsequent adjustments to the Purchase Price in a manner consistent with the methodology set forth in the Purchase Price Allocation. The Parties acknowledge to one another that the allocation set forth in the Purchase Price Allocation is reasonable in light of all applicable facts and circumstances and is consistent with the provisions of Section 1060 of the Code.

(b)               Post-Closing Cooperation. To the extent relevant to the Acquired Assets, the Buyer Parties and the Seller Parties shall (a) provide the other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return and the conduct of any audit or examination by any taxing authority or in connection with any judicial or administrative proceedings relating to any Liability, and (b) provide the other with all records or other information in such Party’s possession that may be reasonably requested in connection with the preparation of any Tax Return or the conduct of any audit or examination or other proceeding related to Taxes.

(c)               Property Tax Proration. All real and personal property Taxes (other than Transfer Taxes) with respect to the Buyer Sub and Acquired Assets for the year in which the Closing occurs (regardless of when such Taxes become due and payable) will be prorated as of the Closing with the Seller being liable for such Taxes attributable to the days in the calendar year through the day before the Closing Date and the Buyer Sub being liable for such Taxes attributable to days in the calendar year including and after the Closing Date. Proration of such Taxes shall be made on the basis of the most recent officially certified Tax valuation and assessment for the Acquired Assets. If such valuation pertains to a Tax period other than that in which the Closing occurs, such proration shall be recalculated at such time as actual Tax bills for such period are available and the Parties shall cooperate with each other in all respects in connection with such recalculation and pay any sums due in consequence thereof to the Party entitled to recover the same within 60 days after the issuance of such actual Tax bills. For the avoidance of doubt, the Seller shall be responsible for all real and personal property Taxes with respect to the Acquired Assets for calendar years prior to the calendar year in which the Closing occurs, regardless of when such Taxes become due and payable.

(d)               Tax Clearance. The Seller Parties will reasonably cooperate with the Buyer Sub to timely submit all information required by any Government Entity of any U.S. state or local jurisdiction where the Seller is conducting business, to request a Tax clearance certificate or Certificate of No Tax Due.

(e)               Transfer Taxes. All transfer, documentary, sales, use, stamp, filing, recording, registration and other such similar Taxes and fees incurred in connection with this Agreement, the Seller Ancillary Documents and the transactions contemplated hereby and thereby (the “Transfer Taxes”), shall be borne by the Seller. For the avoidance of doubt, Transfer Taxes shall include sales tax associated with the change of title on all vehicles. The Person required by applicable Law will timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, any other Party or Parties will join in the execution of any such Tax Returns and other documentation (the expense of which will be paid by the Seller). The Seller Parties and the Buyer Parties shall cooperate with one another in filing any Tax Returns with respect to Transfer Taxes and obtaining any available reductions, exemptions or waivers from any Transfer Taxes. For the avoidance of doubt, Transfer Taxes shall not include Taxes imposed on or measured by net income or gains.

Section 6.2             Publicity. Neither the Seller Parties on the one hand, nor the Buyer Parties or their Affiliates on the other hand, shall issue any press release or public announcement relating to the subject matter of this Agreement or any Ancillary Document without the prior written consent of the other, which approval shall not be unreasonably withheld, provided that the Buyer Parties and their Affiliates may make any public disclosure the Buyer Parties believe in good faith is necessary, appropriate or required by applicable Law, including pursuant to the Securities Exchange Act of 1934 or by the applicable rules of any stock exchange on which either of the Buyer Parties or their Affiliates list or trades any securities, in which case the Buyer Parties shall use their commercially reasonable efforts to advise the Seller prior to the making of such disclosure and provide Seller the opportunity to review the disclosure and in good faith consider Seller’s comments.

Section 6.3             Confidentiality. (a)At all times from and after the Closing Date, the Seller Parties shall, and shall cause their Affiliates to, keep secret and retain in the strictest confidence, and not disclose or use for the benefit of themselves or others, any Confidential Information with respect to (a) the Business or Liabilities of the Seller relating to the Business or (b) the transactions contemplated by this Agreement or the Seller Ancillary Documents. In the event the Seller or any of its Affiliates (including the other Seller Parties) are requested or required (by oral request or written request for information or documents in any Legal Proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information described in this Section 6.3, then the Seller shall notify the Buyer Parties (if permitted by Law) promptly in writing of the request or requirement so that the Buyer Parties may seek an appropriate protective order or waive compliance with this Section 6.3. If, in the absence of a protective order or receipt of a waiver hereunder, the Seller or any of its Affiliates (including the other Seller Parties) is, on the written advice of counsel, compelled by Law to disclose any Confidential Information described in this Section 6.3, then the Person so compelled may disclose such Confidential Information, provided that such Person (a) has, if permitted by Law, given the notice to the Buyer Parties referenced herein and (b) cooperates, at the Buyer Parties’ request and expense and if permitted by Law, with the Buyer Parties’ efforts to obtain an Order or other assurance that confidential treatment will be accorded to such Confidential Information. Nothing in this Agreement, however, will prohibit the Seller Parties from using or disclosing Confidential Information: (v) in connection with the performance by Steven Watts of his duties and obligations as an employee of Buyer Sub, (w) to any Key Employee or among the Key Employees with respect to the Margin Bonus Payment, (x) to the Seller Parties’ shareholders, owners, attorneys, accountants and financial advisors and as otherwise reasonably necessary in order for the Seller Parties to comply with Tax reporting requirements, (y) as may be reasonably required to enforce or defend the terms of this Agreement or any other agreement or instruments, or (z) in connection with defending any action, proceeding, or governmental inquiry against the Seller Parties. This Section 6.3 shall be deemed mutual and shall apply to the Buyer Parties with respect to the Seller Parties’ Confidential Information to the same extent as the Seller Parties are bound with respect to Buyer Parties’ Confidential Information.

Section 6.4             Warranty Claims. With respect to warranty work actually performed by the Buyer Parties, the Buyer Parties shall be reimbursed, at their election, from the Seller Parties or the Escrow Account for the reasonable costs of all warranty work in respect of warranty claims made on a Customer Contract. Buyer Sub will perform such warranty work as reasonably requested by the Seller Parties.

Section 6.5             Change of Name. Immediately following the Closing Date, the Seller shall (a) amend its organizational documents and make, on an expedited basis, all filings necessary to change its legal name to a name that does not contain “CSI”, or any similar name (which legal name shall be reasonably acceptable to the Seller), (b) withdraw all its fictitious name filings and “doing business as” filings for any name that contains any of the foregoing, and (c) provide the Buyer Parties with any additional information, documents and materials that any Buyer Party may reasonably request to evidence the filings described in (a) and (b). Notwithstanding the foregoing, Seller Parties shall be entitled to continue to use Seller’s existing name solely in connection with carrying out its obligations or enforcing its rights pursuant to this Agreement. On the Closing Date or immediately thereafter, or on such earlier date as Seller provides authorization, Buyer Sub shall change its name to “CSI Electrical Contractors”.

Section 6.6             Insurance. The Seller shall (a) maintain the Insurance Policies through the terms and renewal dates of the Insurance Policies, including coverage terms, conditions, endorsements and exclusions substantially similar to those in effect prior to the Closing Date and shall cause to be included as additional insured on the Insurance Policies the Buyer Parties, (b) not cause or permit any assignment of the proceeds of the Insurance Policies or change in beneficiary, and will not borrow against the Insurance Policies, and (c) not replace the Insurance Policies with substitute policies or make material changes to coverage terms, conditions or endorsements without the written consent of the Buyer Parties, which the Buyer Parties may withhold in their sole discretion. The Seller may also obtain “tail” insurance policies post-Closing, and shall name the Buyer Parties as additional insured or loss payee on any such policies. The Seller shall be responsible for payment of deductibles on claims made for insurable events first arising prior to the Closing Date, and for any “tail” insurance policies maintained post-Closing by Seller. The Buyer Parties shall be responsible for payment of deductibles on claims made for insurable events first arising on or after the Closing Date. Any payments to the Buyer Parties or the Seller under the coverage provided under Section 6.6 shall be applied to the underlying claims. All costs related to the Insurance Policies to be assigned to Buyer Parties and that will remain in effect post-Closing shall be prorated between Buyer Parties and Seller, with all premiums due and payable on the Insurance Policies, including premium adjustments with respect to any period ending prior to the Closing Date to be paid by Seller, and all premiums due and payable on the Insurance Policies, including premium adjustments with respect to any period ending on or after the Closing Date to be paid by Buyer Parties.

Section 6.7             Information Technology.

(a)               If, following the Closing, any counterparty to a Software License requests any payment in connection with the assignment of such Software License to the Buyer Parties, the Buyer Sub will make such payment, and the amount of such payment will be reflected in the calculation of the Buyer Sub’s Cumulative Adjusted Pre-Tax Income. If, with respect to a Software License, it is determined that Seller did not have adequate rights to such Software License or was otherwise in breach of the terms of such Software License prior to the Closing, the Seller shall reimburse the Buyer Sub for the current replacement cost of such Software License, together with any fees, penalties, expenses and other payments related thereto, such reimbursement to occur within 70 days after the Closing Date, by payment to the Buyer from the Escrow Account until the Escrow Amount is exhausted and thereafter any remaining amounts shall be paid in cash by the Seller Parties, who shall be jointly and severally liable for such payments.

(b)               In the event that a third party has not performed security penetration testing or vulnerability scanning on the Seller’s existing information technology systems, including its internal networks, external networks, and applications, in accordance with the National Institute of Standards and Technology (“NIST”) guidance, Controls CA-8 Penetration Testing and RA-5 Vulnerability Scanning, in the twelve months immediately preceding the Closing Date, the Buyer Parties shall cause such testing to be performed within three months subsequent to the Closing Date. In the event such testing identifies critical or severe vulnerabilities or results in scores in the range of 7.0 – 10.0 based on the Forum of Incident Response and Security Teams (“FIRST”) Common Vulnerability Scoring System (“CVSS”), the Buyer Sub shall remediate such critical and severe vulnerabilities and those necessary to achieve scores in the range of 0.0 – 6.9 and any out-of-pocket costs related to such testing remedial efforts shall be borne by Buyer and, for the avoidance of doubt, not the Buyer Sub.

Section 6.8             Bonds. On the Closing Date, the Buyer and Buyer Sub shall be added to the general indemnity agreement as co-indemnitors for the Bonds set forth on Schedule 6.8 for Bonds for Customer Contracts that are in progress and Bonds necessary to conduct the Business. For the avoidance of doubt, the Buyer and Buyer Sub shall not be co-indemnitors for Bonds for Customer Contracts that are not in progress or are closed as of the Closing Date.

Section 6.9             Multiemployer Pension Plan Liability. (a) If, on or after the date of this Agreement, a Seller Party is assessed with a partial or complete withdrawal from a Multiemployer Pension Plan due to events arising prior to the Closing Date, such assessments will be timely paid by such Seller Party pursuant to the terms of the applicable payment schedule, until the earlier of the date all scheduled payments have been made or the date such assessment is vacated through judgment in accordance with ERISA § 4221. In the event any Buyer Party or any of their respective Affiliates is assessed any Liability by any Multiemployer Pension Plan or any associated costs arising from the alleged complete or partial withdrawal from a Multiemployer Pension Plan by a Seller Party prior to the Closing Date, the Seller Parties will promptly indemnify the Buyer Parties and their respective Affiliates pursuant to Section 7.2(a)(iii) from and against any such Liabilities and costs upon notice of such Liabilities.

Section 6.10         Collective Bargaining. Within 14 days of the Closing Date, Buyer Sub shall sign letters of assent with all International Brotherhood of Electrical Workers’ local unions whose collective bargaining agreements are listed on Schedule 4.15(c) as “Present” (i.e., those local unions from which the Seller was obtaining labor immediately prior to the Closing Date), agreeing to the terms of those local unions’ collective bargaining agreements, including any requirement to contribute to the associated Multiemployer Pension Plan(s) listed on Schedule 4.14(c). For a period of five years after the Closing Date, if Buyer Sub performs any work in the jurisdiction of any International Brotherhood of Electrical Workers’ local union whose collective bargaining agreement is listed on Schedule 4.15(c) as “Recent” (i.e., those local unions from which the Seller obtained labor within the last five years) or as “Present”, then Buyer Sub will sign a letter of assent with said local union prior to performing any work and will contribute to any associated Multiemployer Pension Plan(s) listed on Schedule 4.14(c) as required by the applicable collective bargaining agreement.

Section 6.11         Non-Competition; Non-Solicitation.

(a)               Beginning on the Closing Date and continuing until the fifth anniversary of the Closing, the Restricted Persons shall not, and shall cause their Affiliates not to, directly or indirectly:

(i)                 compete with any Buyer Party or any Affiliate of any Buyer Party in any aspect or segment of the Business at locations in the Geographic Area, or from outside of the Geographic Area into the Geographic Area;

(ii)              engage in, manage, operate, finance or make any investment (equity, debt or otherwise) in, control or participate in the management, operation, financing or control of, be associated with or in any manner connected with, or render services or advice or other aid to, or guarantee any obligation of, any Person engaged in or planning to become engaged in any aspect or segment of the Business at locations in the Geographic Area, or from outside of the Geographic Area into the Geographic Area, other than in connection with such Person’s employment with the Buyer Sub;

(iii)            divert or attempt to divert, solicit or attempt to solicit, interfere with or attempt to interfere with, take away or attempt to take away, or accept work or activities in, any aspect or segment of the Business from any Customer within the Geographic Area, or from outside the Geographic Area into the Geographic Area;

(iv)             publicly disparage any Buyer Party, or any of its shareholders, directors, officers, employees or agents in connection with the Business; provided, however, that nothing in this Section 6.11 will prohibit the Restricted Persons from disclosing such truthful and accurate information as may be required to be disclosed by Law or to the extent required to enforce or defend such Person’s legal rights under this Agreement or the Ancillary Documents, but solely to the extent covered in filings that are subject to litigation privilege; or

(v)               cause, induce or attempt to cause or induce any Customer, supplier, licensee, licensor, consultant or other business relation (other than any employee) of any of the Buyer Parties to cease doing business with any of the Buyer Parties, to deal with any competitor of the Buyer Parties in any aspect or segment of the Business, or in any way interfere with his, her or its relationship with any of the Buyer Parties in any aspect or segment of the Business.

Notwithstanding the foregoing, the Parties agree that (A) Steven Watts shall not violate this Section 6.11 for or by actions taken in exercising his good faith business judgment in the best interests of Buyer Sub and in compliance with the provisions of this Agreement and his Employment Agreement and (B) nothing in this Section 6.11 shall prohibit Steven Watts from acting on behalf of S.M.W. Properties, LLC in connection with the lease agreements and amendments thereto attached as Exhibit B for the Affiliate Real Property.

(b)               Nothing in this Section 6.11 will be deemed to eliminate or limit the right of a Restricted Person to be a passive owner, without any management responsibility or authority, of capital stock or other securities of any Person engaged in the Business if such securities are regularly traded on any national securities exchange; provided, however, that such passive ownership interest of the Restricted Persons and their Affiliates will not collectively exceed, directly or indirectly, 5% of the issuer’s outstanding equity.

(c)               Beginning on the Closing Date and continuing until the fifth anniversary of the Closing, the Restricted Persons shall not (whether directly or indirectly, through an Affiliate or some other Person, or in the name or on behalf of an Affiliate or some other Person, whether acting as an officer, director, equityholder, owner, partner, member, trustee, beneficiary, employee, promoter, consultant, technical adviser, agent, lender, manager or otherwise or as the assign of any such Person) solicit for employment, or induce to leave the employ of any Buyer Party, any Person who is then currently an employee of a Buyer Party, provided that nothing in this Section 6.11(c) shall prevent or preclude any Person from directly or indirectly: (x) offering employment through public advertising or general solicitations to the public that are not directed at any such employee, or (y) soliciting, hiring, or engaging any former employee of any Buyer Party who has not been employed or engaged by any Buyer Party at any time within the 12 month period prior to such date.

(d)               Each Restricted Person acknowledges (i) that such Restricted Person will receive substantial benefits by virtue of the transactions contemplated by this Agreement, (ii) that the covenants set forth in this Section 6.11 are intended to induce the Buyer Parties to enter into this Agreement, and such Restricted Person’s agreement to the covenants set forth in this Section 6.11 is a condition to the Buyer Parties’ willingness to enter into this Agreement (and the Buyer Parties would not enter into this Agreement absent such Restricted Person’s agreement to the covenants set forth in this Section 6.11), (iii) (x) the importance of Delaware law, including laws regarding competition and the protection of trade secrets, to the Buyer Parties, as corporations organized and operating under the laws of the State of Delaware, and (y) the relevance and applicability of Delaware law to the transactions contemplated by this Agreement, and (iv) that the periods of restriction and the restraints imposed by the provisions of this Section 6.11 are fair and reasonably required for the protection of the Buyer Parties and the Business. If a final Order declares that any term or provision of this Section 6.11 is invalid or unenforceable, the Parties hereto agree that the Governmental Entity making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section 6.11 will be enforceable against the Parties as so modified. Each Restricted Person agrees that any violation of the covenants contained in this Section 6.11 will cause irreparable damage to the Buyer Parties; therefore, in addition to any other remedies the Buyer Parties may have under this Agreement, the Buyer Parties will be entitled to an injunction from any court of competent jurisdiction restraining the Restricted Persons and their respective Affiliates from committing or continuing any violation of this Section 6.11 without the requirement of posting any Bond or other indemnity.

(e)               In the event of a breach by the Restricted Persons or any of their Affiliates of any covenant set forth in this Section 6.11, then the term of such covenant will be extended for the Restricted Persons and their Affiliates by the period of the duration of such breach.

Section 6.12         Letter of Credit. Promptly following the Closing, to the extent any Buyer Party has assumed Seller’s workers’ compensation plan, Buyer Sub shall execute a letter of credit with respect to Liabilities arising on or after the Closing, and shall otherwise work with Seller Parties to enter into mutually suitable arrangements with respect to such workers’ compensation plan.

Section 6.13         Liens.

(a)               Within 90 days following the Closing, the Seller Parties shall deliver to the Buyer Parties customary evidence in form and substance reasonably satisfactory to Buyer that the Liens set forth on Schedule 6.13(a) have been released and terminated. The Seller Parties shall indemnify the Buyer Parties pursuant to Section 7.2(a)(iii) for any Losses on or after the Closing Date attributable to any failure to obtain the release and termination of the Liens set forth on Schedule 6.13(a).

(b)               For the avoidance of doubt, with respect to obligations secured by Permitted Liens described in clause (i) in the definition of Permitted Liens, if the Buyer Parties are subject to any claim relating to the Seller Parties’ failure to perform such obligations prior to the Closing Date, then the Seller Parties shall indemnify the Buyer Parties pursuant to Section 7.2(a)(iii) for any Losses on or after the Closing Date attributable to such failure.

(c)               For the avoidance of doubt, if any Liens set forth on Schedule 6.13(a) or any Permitted Liens described in clause (i) in the definition of Permitted Liens remain unreleased as of the Final Escrow Distribution Date, then Buyer may file a protective notice under Section 7.4 to ensure an adequate source of funds to discharge the Seller Parties’ obligations under Sections 6.13(a) and 6.13(b).

ARTICLE VII
INDEMNIFICATION

Section 7.1             Survival of Obligations. All of the representations and warranties contained in this Agreement or in any of the Seller Ancillary Documents will survive and continue in full force and effect until 18 months after the Closing Date and shall thereafter terminate, except that the representations and warranties contained in (a) Section 4.1 (Organization and Qualification; Authority; Binding Effect), Section 4.2 (Capitalization), Section 4.3 (No Conflict), Section 5.1 (Organization), Section 5.2 (Authorization), and Section 5.3 (Binding Agreement), will survive the Closing and continue in force and effect for 20 years and will thereafter terminate, (b) Section 4.17 (Taxes) will survive the Closing and continue in force and effect for ten years and will thereafter terminate, and (c) Section 4.9 (Sufficiency of Assets), Section 4.11(a) (Title to Assets), Section 4.14 (Employee Benefit Plans), and Section 4.20 (Environmental, Health and Safety Matters) will survive the Closing and continue in force and effect for three years and will thereafter terminate. All covenants or agreements contained in this Agreement or any of the Seller Ancillary Documents will survive the Closing for the period specified herein or therein or if not so specified shall continue in full force and effect for 20 years. Notwithstanding anything to the contrary in this Section 7.1, any claims involving, in whole or in part, Fraud (collectively, the “Fraud Claims”) will survive for 20 years. Notwithstanding anything herein to the contrary, each representation or warranty which is the subject of one or more claims asserted in writing pursuant to this Article VII prior to the expiration of any applicable period set forth above will survive with respect to such claim or claims until the final resolution thereof.

Section 7.2             Indemnification by the Seller Parties.

(a)               Subject to the terms and conditions of this Article VII, the Seller Parties shall, jointly and severally, reimburse, defend, indemnify and hold harmless the Buyer Parties and their present and future Affiliates and their respective directors, officers, employees and representatives (collectively, the “Buyer Indemnified Parties”), for any given Loss resulting from, or that exist or arise due to any of the following (the “Buyer Claims”):

(i)                 any inaccuracy or breach of any representation or warranty of any of the Seller Representing Parties contained in this Agreement;

(ii)              any breach of or failure by any of the Seller Parties to perform or comply with any covenant or agreement of such Persons contained in this Agreement or in any Seller Ancillary Document;

(iii)            the Seller Parties’ reimbursement and indemnification obligations set forth in Sections 2.11, 6.4, 6.7, 6.9, and 6.13;

(iv)             any Liabilities arising out of or relating to the Seller Parties’ use or occupation prior to the Closing of any parcel of real property, including any Liabilities relating to the Seller Parties’ use or occupation prior to the Closing of the Facilities;

(v)               the Excluded Assets;

(vi)             the Excluded Liabilities;

(vii)          any claim by any Person who is, was or purports to be an equityholder of Seller (other than claims with respect to a breach by a Buyer Party of its express obligations under this Agreement), in such Person’s capacity as a current or former equityholder or purported equityholder of Seller, including any claim arising out of or related to (A) the adoption of this Agreement and the disclosures related thereto, or (B) the allocation or calculation of any component of the Purchase Price or any other payments in connection with the transactions contemplated hereby; and

(viii)        any claim by any Key Employee (other than Steven Watts) or any other current or former employee of Seller that Exhibit I or such Person’s Employment Agreement does not reflect the correct allocation of the Margin Bonus Payment, provided, however, such indemnification obligation shall not include any claim with respect to the calculation of the Margin Bonus Payment, including the determination as to whether a Margin Bonus Payment is payable, a failure to make the Margin Bonus Payment, or otherwise with respect to any other payments in connection with the transactions contemplated hereby.

(b)               Notwithstanding anything to the contrary contained in this Agreement, except in connection with Fraud Claims and breaches of Fundamental Representations, the Seller Parties’ maximum aggregate Liability for indemnification under Section 7.2(a)(i) shall be capped at an amount equal to the Escrow Amount.

(c)               Any payment(s) to be made pursuant to this Section 7.2 shall first be released to the applicable Buyer Indemnified Party from the Escrow Account until the Escrow Amount is exhausted and thereafter any remaining amounts shall be paid in cash by the Seller Parties, or, at the election of the Buyer, offset against the Margin Bonus Payment, if payable, subject to the limitations set forth in this Article VII.

Section 7.3             Indemnification by the Buyer Parties.

(a)               Subject to the terms and conditions of this Article VII, the Buyer Parties agree to reimburse, defend, indemnify and hold harmless the Seller and its present and future Affiliates and their respective directors, officers, employees, heirs and representatives (collectively, the “Seller Indemnified Parties”) from, against and in respect of all Losses resulting from, or that exist or arise due to, any of the following (collectively, “Seller Claims”):

(i)                 any inaccuracy or breach of any representation or warranty of the Buyer Parties;

(ii)              any breach of or failure by the Buyer Parties to perform or comply with any covenant or agreement contained in this Agreement or in any Buyer Ancillary Document, including any Losses resulting from, or that exist or arise due to, a breach of Section 6.10;

(iii)            any Assumed Liabilities; and

(iv)             any Liability arising out of the ownership or operation of the Acquired Assets or the Business on or after the Closing Date (including pursuant to Section 6.8, with respect to Liabilities for Bonds arising from post-Closing conduct or operations), other than arising from the Excluded Liabilities.

(b)               Notwithstanding anything to the contrary contained in this Agreement, the Buyer Parties’ maximum, aggregate Liability for indemnification under Section 7.3(a)(i), other than for Fraud Claims or breaches of Sections 5.1, 5.2 and 5.3, shall be capped at the Escrow Amount.

Section 7.4             Procedures for Indemnification.

(a)               In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of a written claim, suit or written demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim and the facts known by the Indemnified Party relating thereto as promptly as reasonably possible after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) delivered by such Person to the Indemnified Party relating to the Third Party Claim.

(b)               If the Indemnifying Party, subject to the limitations set forth in this Article VII, has conceded liability to indemnify the Indemnified Party with respect to all Losses relating to such Third Party Claim, then the Indemnifying Party shall have 120 days after receipt of the Indemnified Party’s notice of a given Third Party Claim to elect, at his, her or its option, to assume the defense of any such Third Party Claim, in which case:

(i)                 the attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs incurred by the Indemnifying Party in connection with defending such Third Party Claim shall be payable by such Indemnifying Party;

(ii)              the Indemnified Party shall not be entitled to be indemnified for any costs or expenses incurred by the Indemnified Party in connection with the defenses of such Third Party Claim following the Indemnifying Party’s assumption of such defense, except for actual out-of-pocket costs incurred in connection with the Indemnifying Party’s requests for cooperation, which costs shall be reimbursed by the Indemnifying Party;

(iii)            the Indemnified Party shall be entitled to monitor such defense at his, her or its sole expense; and

(iv)             the Indemnified Party shall not enter into any agreement providing for the settlement or compromise of such Third Party Claim or the consent to the entry of a judgment with respect to such Third Party Claim without the prior written consent of the Indemnifying Party.

If the Indemnifying Party does not give notice to the Indemnified Party of his, her or its election to either assume or reject the defense of such Third Party Claim within 120 days after receipt of notice of such Third Party Claim, the Indemnifying Party shall be bound for all purposes by any determination made in such Third Party Claim, provided that the Indemnified Party shall provide not less than 20 days’ advance notice of, and an opportunity to consult with respect to, any compromise or settlement of any such Third Party Claim.

(c)               If (i) the Indemnifying Party has not conceded liability to indemnify the Indemnified Party with respect to all Losses relating to such Third Party Claim, or (ii) if the Indemnifying Party elects not to defend such Third Party Claim, then (A) the Indemnified Party shall diligently defend such Third Party Claim, and (B) the Indemnified Party shall, subject to the limitations and conditions set forth in this Article VII, be entitled to seek indemnification under this Article VII in respect of such Third Party Claim, provided, however, that the Indemnified Party shall have no right to seek indemnification under this Article VII in respect of such Third Party Claim for any agreement providing for the settlement or compromise of such Third Party Claim or the consent to the entry of a judgment with respect to such Third Party Claim entered into without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(d)               If any Indemnified Party asserts the existence of a claim giving rise to Losses (but excluding Third Party Claims), such Party shall give written notice to the Indemnifying Party. Such written notice shall state that it is being given pursuant to this Section 7.4, specify, in reasonable detail, the nature and amount of the claim (to the extent they are capable of determination). If such Indemnifying Party, within 60 days after the mailing of notice by such Indemnified Party, shall not give written notice to such Indemnified Party announcing such Indemnifying Party’s intent to contest such assertion of such Indemnified Party, such assertion shall be deemed rejected, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. If such Indemnifying Party contests such assertion of a claim by giving such written notice to the Indemnified Party within said period, then the Parties shall act in good faith to reach agreement regarding such claim. If litigation or arbitration shall arise with respect to any such claim, the prevailing Party, as determined pursuant to Section 8.15, shall be entitled to reimbursement of costs and expenses, to the extent provided in Section 8.15, incurred in connection with such litigation or arbitration (including reasonable attorneys’ fees and expenses and investigation costs).

Section 7.5             Subrogation. Upon making an indemnity payment pursuant to this Agreement, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Losses to which the payment related. Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

Section 7.6             Exclusive Remedy; Ancillary Documents. Except for (i) injunctive relief as and to the extent provided for in this Agreement, (ii) remedies specifically provided for under the Ancillary Documents, and (iii) Fraud Claims, this Article VII shall be the sole and exclusive remedy of the Parties for any breach of any representation, warranty or covenant contained herein or in the Ancillary Documents or otherwise arising out of the transactions contemplated hereby or thereby.

Section 7.7             Treatment of Indemnity Payments. Any payment made pursuant to this Article VII will be treated as an adjustment to the Purchase Price to the extent permitted by Law, and the Parties shall make all necessary tax filings consistent with such adjustment.

Section 7.8             Third Party Recoveries. The amount of any Losses subject to indemnification under this Article VII shall be calculated net of any third party insurance and/or bond proceeds and other third party recoveries (including through indemnification, counterclaim, reimbursement arrangement, contract or otherwise) (“Third Party Recovery Sources”) actually received by the Indemnified Party on account of such Losses, net of costs and expenses associated with pursuing such insurance recoveries or other third party recoveries. The Indemnified Party shall use commercially reasonable efforts to seek payment and recovery from such Third Party Recovery Sources in connection with any Losses for which it will seek indemnification from the Indemnifying Party.

Section 7.9             No Windfalls. If an Indemnified Party receives any payment under an applicable insurance policy or bond in respect of Losses for which such Indemnified Party has been indemnified hereunder, or from any other Person or other Third Party Recovery Sources alleged or found to be responsible for such Losses, subsequent to receipt of an indemnification payment in respect of such Losses, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party in connection with providing such indemnification payment up to the lesser of (i) the amount received by the Indemnified Party from such insurance policy or other Person or other Third Party Recovery Sources in respect of such Losses, net of any reasonable out of pocket expenses incurred by the Indemnified Party in collecting such amount, and (ii) the excess, if any, of the total amount received in respect of such Losses from such insurance policy or bond or other Person and from the indemnification payment from the Indemnifying Party over the sum of the total amount of such Losses suffered by the Indemnified Party and the expenses incurred by the Indemnified Party in collecting such amounts.

Section 7.10         Materiality. For all purposes of this Article VII, any inaccuracy or breach of the representations and warranties contained in this Agreement and the amount of Losses resulting therefrom shall be determined without references to the terms “material,” “materially,” “Material Adverse Effect,” “material adverse effect” or other similar qualifications as to materiality, and any dollar thresholds, in each case contained or incorporated in any such representation or warranty.

Section 7.11         Waiver of Certain Damages.

(a)               In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages.

Section 7.12         Mitigation. The Indemnified Parties shall take commercially reasonable efforts to mitigate and minimize the amount of any Losses for which it will seek indemnification; provided that any fees, costs, and expenses incurred as a result of such efforts to mitigate will be deemed indemnifiable Losses for purposes of this Article VII to the extent such Party is deemed entitled to indemnification under this Article VII.

Section 7.13         Basket.

(a)               No Buyer Indemnified Party will be entitled to recover for Losses under Section 7.2(a)(i) unless the aggregate amount of Losses with respect to all claims exceeds $250,000, in which event the Seller Parties shall be liable for all Losses from “dollar one”.

(b)               No Seller Indemnified Party will be entitled to recover for Losses under Section 7.3(a)(i) unless the aggregate amount of Losses with respect to all claims exceeds $250,000, in which event the Buyer Parties shall be liable for all Losses from “dollar one”.

Section 7.14         No Double Recovery. In calculating the amount of Losses related to a breach of or inaccuracy in a representation, warranty, covenant, or agreement hereunder (and for purposes of determining whether a breach or inaccuracy has occurred), no Indemnifying Party shall have liability for any Losses to the extent such Losses were taken into account as a liability or a reduction in the value of assets in determining the Net Asset Amount or the adjustments pursuant to Section 2.7 (the Lookback Determination). Moreover, notwithstanding the fact that any Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition, or circumstance, no Party shall be entitled to recover the amount of any Losses suffered by such Party more than once with respect to the same matter, regardless of whether such Losses may be as a result of a breach of more than one representation, warranty, or covenant.

Section 7.15         Additional Limitations.

(a)               Notwithstanding any other provision contained in this Agreement or otherwise, the Sellers’ maximum aggregate liability for any and all Buyer Claims shall not exceed the Escrow Amount, except in the case of Fraud Claims, a breach of the Fundamental Representations, or the Excluded Liabilities.

(b)               Notwithstanding any other provision contained in this Agreement or otherwise, the Buyer Parties’ maximum aggregate liability for any and all Seller Claims shall not exceed the Escrow Amount, except in the case of Fraud Claims, a breach of Sections 5.1, 5.2 and 5.3 and/or a failure to pay the agreed upon Purchase Price and/or the agreed upon Margin Bonus Payment.

Section 7.16         Source of Recovery. Buyer Claims arising prior to the Final Escrow Distribution Date will be satisfied first, from the Escrow Account until such account has been exhausted, and second, subject to the other provisions of this Article VII, directly by the Seller Parties, who shall be jointly and severally liable for any such Buyer Claims.

ARTICLE VIII
MISCELLANEOUS

Section 8.1             Transaction Expenses. Except as otherwise expressly set forth elsewhere in this Agreement, all costs and expenses related to this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby will be the obligation of the Party incurring such expenses.

Section 8.2             Notices. Any notice, request, instruction or other document to be given hereunder shall be sent in writing and delivered personally, sent by reputable, overnight courier service (charges paid by sender), or by email, according to the instructions set forth below. Such notices will be deemed given: at the time delivered by hand, if personally delivered; on the day of delivery if during normal business hours (or on the following Business Day if not sent during normal business hours), if sent by reputable, overnight courier service; and at the time when receipt is acknowledged by the recipient Party if sent by email during normal business hours (or on the following Business Day if not sent during normal business hours).

If to a Buyer Party, to:
MYR Group Inc.
1701 Golf Road – Suite 3-1012
Rolling Meadows, IL 60008-4210
Attention: Betty Johnson
Email: BJohnson@myrgroup.com

with copies (which will
not constitute notice) to:	MYR Group Inc.
12150 E 112th Avenue
Henderson, CO 80640
Attention: William Fry
Email: WFry@myrgroup.com

and

Jones Day
77 West Wacker Drive
Chicago, IL 60601-1692
Telephone: (312) 269-4235
Attention: Ismail H. Alsheik
Email: ialsheik@jonesday.com

If to any Seller Party:	Steven M. Watts
10623 Fulton Wells
Santa Fe Springs, CA 90670

with a copy (which will
not constitute notice) to:	Snell & Wilmer LLP
600 Anton Blvd, Suite 1400
Costa Mesa, CA 92626
Attention: James J. Scheinkman
Telephone: (714) 427-7037
Email: jscheinkman@swlaw.com

or to such other address or to the attention of such other Party that the recipient Party has specified by prior written notice to the sending Party in accordance with the preceding.

Section 8.3             Headings. The headings of the Sections of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of this Agreement.

Section 8.4             Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

Section 8.5             No Third Party Beneficiaries. Except for the Buyer Indemnified Parties and the Seller Indemnified Parties and as provided in Article VII, and except for the Key Employees with respect to the Margin Bonus Payment, this Agreement does not and will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 8.6             Waivers. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 8.7             Incorporation of Exhibits. If the provisions of any Exhibit to this Agreement or any Ancillary Document are inconsistent with the provisions of this Agreement, the provisions of this Agreement will prevail unless otherwise expressly provided in such Exhibit or Ancillary Document. The annexes, exhibits and disclosure schedules appended to this Agreement or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

Section 8.8             Specific Performance. Irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it pursuant to this Agreement) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach.

Section 8.9             Counterparts. This Agreement may be executed in one or more counterparts each of which will be deemed an original but all of which will constitute one and the same instrument. PDFs or other electronic copies of signatures will be deemed to be originals.

Section 8.10         Further Assurances. Following the Closing, subject to the terms and conditions of this Agreement, if any further action is necessary in order to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request (at the sole cost and expense of the requesting Party). Furthermore, to the extent any of the Acquired Assets (including the Seller IT Assets or other Books and Records of Seller acquired by Buyer Parties) contain attorney-client communications or other confidential or privileged information of Seller that constitute Excluded Assets, each of the Parties shall reasonably cooperate and take such further action as is necessary to remove such confidential or privileged information of Seller from such Acquired Asset(s); provided, that nothing in this Section 8.10 will require any Party to mine its back-up servers for purposes of removing such confidential or privileged information (and the Buyer Parties shall not access or use (or attempt to access or use) such confidential or privileged information) and provided, further, that the Buyer Parties will use commercially reasonable efforts to maintain the confidentiality of any such information held on back-up servers.

Section 8.11         Amendment; Successors and Assigns. This Agreement may be amended only by the execution and delivery of a written instrument by or on behalf of each Party. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement shall be transferred or assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided, however, that the Buyer Parties may, without the prior written consent of any other Party to this Agreement, assign any or all of their rights or obligations under this Agreement or any of the Ancillary Documents to one or more of their Affiliates; provided, further, however, that in any such case the Buyer Parties will remain responsible for the performance of all of its obligations hereunder; provided, further, that following the Closing, the Seller may assign its rights and obligations under this Agreement to another Seller Party in connection with the dissolution or liquidation of the Seller; provided, further, that in the case of any such assignment by the Seller, the assignee in connection with such assignment must agree to fully assume all obligations of the Seller under this Agreement unconditionally, and the other Seller Parties shall continue to be jointly and severally liable for such obligations. Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors (including, with respect to the Trustees, any successor trustees of the Trust) and permitted assigns.

Section 8.12         Entire Agreement; Schedules. This Agreement, the disclosure schedules, the Exhibits, and the Ancillary Documents collectively constitute the entire agreement among the Parties and supersede any prior and contemporaneous understandings, agreements or representations by or among the Parties (or any of their respective Affiliates), written or oral, that may have related in any way to the subject matter hereof or thereof. Any item disclosed in a disclosure schedule with respect to a particular section of this Agreement shall be deemed to have been disclosed with respect to every other section of this Agreement if the relevance of such disclosure to the other section is readily apparent or may be reasonably inferred upon a reading of such disclosure. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the disclosure schedules is not intended to imply that such amount, or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in the disclosure schedules is or is not material for purposes of this Agreement. For purposes of this Agreement, a document or other item of information shall be deemed to have been made available or delivered to Buyer if such document or information was included in the virtual data room prepared by or hosted on behalf of the Seller in connection with the transactions contemplated by this Agreement.

Section 8.13         Construction. Any reference in this Agreement to $ will mean U.S. dollars. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections and Exhibits to this Agreement. As used in this Agreement, the terms “hereof,” “hereunder,” “herein” and words of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “any” will be deemed to mean “any and all.” Each Party hereto has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties, and consequently, this Agreement will be interpreted without reference to any rule or precept of Law to the effect that any ambiguity in a document be construed against the drafter. In no event shall any provision of the lease agreement attached as Exhibit B hereto limit or affect the Buyer Parties’ rights or the Seller Parties’ obligations, including their indemnification obligations, under this Agreement.

Section 8.14         Governing Law. This Agreement, and any other claims that arise out of or result from the transactions contemplated hereby, will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.

Section 8.15         Consent to Jurisdiction. The state courts of the State of Nevada will have exclusive jurisdiction over all disputes among the Parties, whether at law or in equity, based upon, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby or the facts and circumstances leading to its execution and delivery, whether in contract, tort or otherwise. Each of the Parties irrevocably consents to and agrees to submit to the exclusive jurisdiction of such courts, agrees that process may be served upon them in any manner authorized by the Laws of the State of Nevada, and hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (a) such Party is not personally subject to the jurisdiction of such courts, (b) such Party and such Party’s property is immune from any legal process issued by such courts or (c) any litigation commenced in such courts is brought in an inconvenient forum. THE PARTIES IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OUTSIDE THE TERRITORIAL JURISDICTION OF THE COURTS REFERRED TO IN THIS SECTION 8.15 IN ANY ACTION OR PROCEEDING UNDER OR RELATING TO THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION AND DELIVERY BY MAILING COPIES THEREOF BY REGISTERED UNITED STATES MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO ITS ADDRESS AS SPECIFIED IN OR PURSUANT TO SECTION 8.2. HOWEVER, THE FOREGOING WILL NOT LIMIT THE RIGHT OF A PARTY TO EFFECT SERVICE OF PROCESS ON ANY OTHER PARTY BY ANY OTHER LEGALLY AVAILABLE METHOD. EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Except as otherwise specifically provided in this Agreement, in any suit, action or appeal to enforce this Agreement or any term or provision of this Agreement, or to interpret this Agreement, the prevailing party shall be entitled to recover from the other party or parties its costs incurred, including reasonable attorneys’ fees at trial or on appeal, it being acknowledged, understood and agreed that the prevailing party shall be determined by the court by comparing the aggregate award or relief on all claims actually awarded to the aggregate of all awards and relief originally sought by the complaining party, and the defending party’s response to the same. Costs for alternative dispute resolution discussed in Section 8.16(b) shall be borne equally by the parties.

Section 8.16         Alternative Dispute Resolution.

(a)               Subject to subsection (c) of this Section 8.16, any dispute under this Agreement shall be referred by each Party to one of its respective executives senior in position to any personnel or executives primarily responsible for implementation of this Agreement. If such executives fail to resolve the dispute within 30 days, the dispute may be referred by any Party to independent mediation pursuant to subsection (b) of this Section 8.16. Pending resolution, the Parties shall continue to fulfill their obligations under this Agreement in good faith.

(b)               Subject to subsection (c) of this Section 8.16, any dispute not resolved pursuant to subsection (a) of this Section 8.16 shall be mediated (the “Mediation”) within ten Business Days from the date a written request for mediation is made by a Party, unless both Parties agree, in writing, to an extension of that time. Each Mediation (including all sessions relating to a particular dispute, as the case may be) shall be conducted in Los Angeles, California and shall be conducted under the then current International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure. Unless otherwise agreed, the Parties will select a mediator from the CPR Panels of Distinguished Neutrals. If the Mediation is not successful, any Party may pursue any other remedies such Party may have under this Agreement.

(c)               Nothing in this Section 8.16 will prevent a Party from seeking or obtaining specific performance, other injunctive relief, or any other form of emergency relief necessary to prevent damage during the time period prior to the Mediation required by Section 8.16(b), in a court of competent jurisdiction pursuant to Section 6.11 or Section 8.8.

Section 8.17         Joint and Several Liability. Each Seller Party agrees that it is jointly and severally liable to the Buyer Parties for the payment and performance of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Seller Parties. Each obligation, promise, covenant, representation and warranty in this Agreement shall be deemed to have been made by, and be binding upon, each Seller Party, unless this Agreement expressly provides otherwise. The Buyer Parties may bring an action against any Seller Party, whether an action is brought against the other Seller Parties, and the Buyer Parties may bring an action against any Seller Party to enforce the obligation of any other Seller Party under this Agreement.

Section 8.18         Employees and Benefit Matters. The employees of the Seller related to the Business, including those individuals set forth on Schedule 8.18 (the “Offered Employees”) will cease their employment status with the Seller as of the Closing and simultaneously therewith the Buyer Sub shall offer employment to the Offered Employees upon terms and conditions that are at least as favorable in the aggregate as the terms and conditions provided to the Offered Employees by the Seller immediately prior to Closing, and shall maintain such terms and conditions for at least 90 days following the Closing for long as such Offered Employee remains employed by Buyer Sub, including, without limitation, (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Seller immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the Seller immediately prior to the Closing; and (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by the Seller immediately prior to the Closing. With respect to any employee benefit plan maintained by Buyer Parties (collectively, “Buyer Benefit Plans”) in which any Offered Employees will participate effective as of the Closing, Buyer Sub shall recognize all service of the Offered Employees with the Seller as if such service were with Buyer Sub, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Offered Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits, or (y) such service was not recognized under the corresponding Benefit Plan. Buyer Sub shall use the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting such that Seller shall be responsible for reporting all wages and other compensation paid by it to its employees. Notwithstanding the foregoing, nothing in this Section 8.18 shall be construed as a prohibition on Buyer’s terminating or changing the employment of any Offered Employees operating in the field on an individual basis, as long as such actions do not trigger WARN Act Liability.

Section 8.19         Winding Down Activities. Notwithstanding anything herein or in any Ancillary Agreement to the contrary, the Seller Parties may, and may utilize any of the Offered Employees to, assist with the winding down of the business of Seller following the Closing at no cost to Seller, provided that such activities and assistance do not materially interfere with the duties of any Offered Employee to Buyer Sub post-Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.

MYR GROUP INC.

By:	/s/ Rick Swartz
Name:	Richard Swartz
Title:	President and Chief Executive Officer

1912 INVESTMENT COMPANY

By:	/s/ William Fry
Name:	William Fry
Title:	Vice President & Secretary

CSI ELECTRICAL CONTRACTORS, INC.

By:	/s/ Steven M. Watts
Name:	Steven M. Watts
Title:	Chief Executive Officer

/s/ Steven M. Watts
Steven M. Watts, in his individual capacity

/s/ Jayne L. Watts
Jayne L. Watts, in her individual capacity

By:	/s/ Steven M. Watts
Steven M. Watts, as Trustee of the Watts Family Trust dated December 11, 2007

By:	/s/ Jayne L. Watts
Jayne L. Watts, as Trustee of the Watts Family Trust dated December 11, 2007

[Signature Page to Asset Purchase Agreement]